UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
TEAM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13131 Dairy Ashford
Sugar Land, Texas 77478
(281) 331-6154
Notice of 2019 Annual Meeting of Shareholders and Proxy Statement

April 11, 2019
To Our Shareholders:
On behalf of our Board of Directors, it is my pleasure to invite you to attend the 2019 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, May 16, 2019, at 3:00 p.m., local time, at our headquarters located at 13131 Dairy Ashford, Sugar Land, Texas 77478. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.
In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the year ended December 31, 2018. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2018 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teaminc.com/proxy2019, under the “Investors” page.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card and the Notice of Internet Availability of Proxy Materials. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Louis A. Waters
Chairman of the Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting.
Our Proxy Statement and Annual Report on Form 10-K are available at
www.teaminc.com/proxy2019, under the “Investors” page

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, May 16, 2019

Location:	Team, Inc.
13131 Dairy Ashford
Sugar Land, Texas 77478

Items of Business:	•	Proposal One—Election of three (3) nominees named in the Proxy Statement as Class III directors to serve a three-year term

	•	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2019;

	•	Proposal Three—Advisory vote on Named Executive Officer compensation;

	•	Proposal Four—Approval of amendment to the Team, Inc. 2018 Equity Incentive Plan; and

	•	Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2018 Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2018 Annual Report on Form 10-K are available at www.teaminc.com/proxy2019, under the “Investors” page. Our 2018 Annual Report, including our Form 10-K does not form a part of the material for the solicitation of proxies.

Record Date:
The shareholders of record of our Common Stock as of the close of business on Monday, April 1, 2019, will be entitled to vote at the Annual Meeting of Shareholders, or any adjournment thereof. A complete list of shareholders of record of our Common Stock entitled to vote at the Annual Meeting of Shareholders will be maintained in our principal executive offices at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting of Shareholders. You can vote your shares in one of four ways:
(1) By Mail—fully complete, sign, date and return the proxy card in the enclosed, postage paid envelope.
(2) By Internet—visit the website listed on your proxy card and follow the instructions.
(3) By Telephone—call the telephone number on your proxy card and follow the instructions.
(4) In Person—attend the Annual Meeting to vote in person. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.
YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	5
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019	6
Proposal Three—Advisory vote on Named Executive Officer compensation	7
Proposal Four—Approval of an amendment to the Team, Inc. 2018 Equity Incentive Plan to increase the number of shares available for issuance	8
Corporate Governance	18
The Board of Directors and Its Committees	22
Compensation of Directors	26
Executive Officers	27
Compensation Committee Report	28
Compensation Discussion and Analysis	29
Executive Compensation and Other Matters	39
Summary Compensation Table	39
Grants of Plan-Based Awards	41
Outstanding Equity Awards at 2018 Year-End	43
Option Exercises and Stock Vested in 2018	44
Equity Compensation Plan Information	44
Senior Management Compensation and Benefit Continuation Policy	45
Potential Payments Upon Termination or Change of Control	46
CEO Pay Ratio	48
Holdings of Major Shareholders, Officers and Directors	49
Transactions with Related Persons	51
Audit Committee Report	52
Information on Independent Public Accountants	53
Annual Report on Form 10-K	53
Delivery of Proxy Materials to Shareholders Sharing an Address	53
Shareholder Proposals for Next Year’s Annual Meeting	54
Where You Can Find More Information	54
Other Business	55
Appendix A: Amendment to Team, Inc. 2018 Equity Incentive Plan	A-1
Appendix B: Reconciliation of Non-GAAP Financial Measures	B-1

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478
__________________________

PROXY STATEMENT
GENERAL
These proxy materials are being provided to you in connection with the 2019 Annual Meeting of Shareholders of Team, Inc. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the 2018 Annual Report on Form 10-K (“Annual Report”) were first mailed to our shareholders on or about April 11, 2019. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our Annual Report are available at www.teaminc.com/proxy2019, under the “Investors” page. Our Annual Report does not form a part of the material for the solicitation of proxies.
Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Delaware and our company website can be found at www.teaminc.com. Our stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TISI”.
ABOUT THE ANNUAL MEETING
Who is soliciting my vote?
The Board of Directors of Team, Inc. (the “Board”) is soliciting your vote in connection with our Annual Meeting.
What is the purpose of the Annual Meeting?
The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.	Proposal One—Election of three (3) nominees named in the Proxy Statement as Class III directors to serve a three-year term;

2.	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	Proposal Three—Advisory vote on Named Executive Officer compensation;

4.	Proposal Four—Approval of an amendment to the Team, Inc. 2018 Equity Incentive Plan to increase the number of shares available for issuance; and

5.	Such other business as may properly come before the Annual Meeting, or any adjournment thereof.

How does the Board of Directors recommend I vote?
The Board recommends that you vote your shares as follows:
Proposal One—“FOR” the election of Sylvia J. Kerrigan, Emmett J. Lescroart and Craig L. Martin as Class III directors;
Proposal Two—“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
Proposal Three—“FOR” the approval, on an advisory basis, of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement;
Proposal Four—“FOR” the approval of an increase in the number of authorized shares under the Team, Inc. 2018 Equity Incentive Plan.
Who is entitled to vote at the Annual Meeting?
The Board has set Monday, April 1, 2019 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our Common Stock, par value $0.30 per share (the “Common Stock”), at the close of business on the Record Date may attend and vote at the Annual Meeting. See “How do I vote by proxy?” below for other ways you can vote if you do not plan on attending the Annual Meeting in person.
How many votes can be cast by all shareholders?
Each share of Common Stock is entitled to one vote. There is no cumulative voting. There were 30,247,162 shares of Common Stock outstanding and entitled to vote on the Record Date.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of Common Stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.
How many votes are required to approve each proposal in this Proxy Statement?
Election of Directors. Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting. The Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Appointment of KPMG. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Advisory Vote on Named Executive Officers Compensation. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy. A vote on this Proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.
Approval of an Amendment to the Team, Inc. 2018 Equity Incentive Plan to Increase the Number of Shares Available for Issuance. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.

Other Matters. An affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is generally required for action of any other matters that may properly come before the Annual Meeting.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy. If you vote by Internet or telephone, do not return your proxy card. You may also vote in person by attending the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you submit a proxy using the proxy card with respect to the voting of your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Jay E. Kilborn to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in “street name” (that is, in the name of or through a broker, bank or other nominee) and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine” except for Proposal Two, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2019. Thus, your broker, bank or other nominee would not be able to vote on such “non-routine” matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.
How are abstentions and broker non-votes counted?
In tabulating the voting result for Proposal One, Two, Three and Four, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, with respect to proposals One, Two, Three and Four, broker non-votes will not affect the outcome, assuming a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes AGAINST each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting.
Who pays for the proxy solicitation and how will the Company solicit votes?
We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees, as well as Innisfree, our proxy solicitor, may solicit proxies by personal interview, telephone, facsimile, or email. Our directors, officers and other employees will not be paid any additional compensation for any such solicitation. Innisfree will be paid approximately $11,000 for their solicitation services. We will request brokers and other nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of these shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to these beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Team, Inc. Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS
Nominees for Election
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board will consist of not less than five persons, the exact number to be fixed from time to time by the Board. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class III directors serve for a term expiring at the 2019 Annual Meeting of Shareholders, the Class I directors serve for a term expiring at the 2020 Annual Meeting of Shareholders and the Class II directors serve for a term expiring at the 2021 Annual Meeting of Shareholders. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
At the Annual Meeting, three directors have been nominated for election to serve a three-year term expiring at the annual meeting to be held in 2022. Our Board has nominated the following three persons for election as Class III directors to serve a three-year term expiring on the date of our 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

•	Sylvia J. Kerrigan;

•	Emmett J. Lescroart; and

•	Craig L. Martin
Biographical information about each of the nominees is provided under “The Board of Directors and its Committees,” below.
Vote Required and Board Recommendation
Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting and the Board accepts his or her resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees named above.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for the fiscal year ending December 31, 2019, and the Board has determined that it would be desirable to request that our shareholders ratify such appointment.
KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well-qualified. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions from shareholders.
Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, our Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If our shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required and Board Recommendation
The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL THREE—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are asking you to vote, on an advisory basis, to approve the executive compensation philosophy, policies and procedures described in in the “Compensation Discussion and Analysis” section of our 2019 Proxy Statement, and the compensation of our Named Executive Officers, as disclosed in our 2019 Proxy Statement.
In the section entitled “Compensation Discussion and Analysis,” you will find a description of our executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” which provide detailed information about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that our compensation practices are effective in achieving our executive compensation objectives and that the compensation of our Named Executive Officers as disclosed in this Proxy Statement reflects and supports the appropriateness of our executive compensation philosophy and practices.
This Proposal Three, commonly known as the “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers described in this Proxy Statement.
Accordingly, we invite you to carefully review the sections in this proxy entitled “Compensation Discussion and Analysis” and “Executive Compensation and Other Matters” and cast a vote to approve the following non-binding resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Vote Required and Board Recommendation
To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.
A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s compensation of its Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR—APPROVAL OF AN AMENDMENT TO THE TEAM, INC. 2018 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
The Board unanimously recommends that stockholders vote FOR approval of the amendments to the Team, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). Capitalized terms used but not defined in this Proposal Four have the same meaning as in the 2018 Plan, which is incorporated herein by reference to Exhibit 4.5 to our Registration Statement on Form S-8 filed with the SEC on June 19, 2018.
In 2018, the stockholders approved the 2018 Plan, which replaced the Team Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The aggregate maximum number of shares of common stock that may be issued under the 2018 Plan is the sum of (i) 450,000 shares, (ii) the number of shares otherwise available for grant under the 2016 Plan and (iii) the number of shares subject to outstanding awards under specified prior plans that may become available for reissuance in certain circumstances. Shares withheld or tendered to pay the exercise price of an Option or other purchase price of an award or withholding tax obligations shall not be made available for reissuance. As of March 21, 2019, there were 493,486 shares remaining available to be issued under the 2018 Plan. Additionally 2,053,715 shares were reserved for outstanding unvested stock units and outstanding stock options (including the 2018 Plan and all discontinued Company equity plans). As of March 21, 2019, there were 30,247,044 shares of Team common stock issued and outstanding.
The Board has approved, and stockholders are being asked to approve, an amendment to the 2018 Plan to increase the number of authorized shares available for issuance by 750,000 (the “2018 Plan Amendment”), in support of our growth and desire to attract and retain qualified individuals for management and other positions. This increase would result in 1,243,486 shares being available for future grants, including the number of shares remaining available on March 21, 2019. This would result in a total of 3,297,201 shares being available for future issuance (shares available for future grant plus shares reserved for outstanding awards), and would represent approximately 11% of the total number of shares of our common stock outstanding on a fully diluted basis as of such date. In determining this percentage, we divided the total of (i) new shares requested under the 2018 Plan Amendment plus (ii) the shares available for future grants under the 2018 Plan plus (iii) the shares reserved for outstanding awards by the Team common stock issued and outstanding as of March 21, 2019. Our three year average annual burn rate (calculated as the number of shares granted each fiscal year, including stock options, restricted stock units and performance shares delivered under the 2016 Plan and its predecessor plans, to employees and directors divided by the weighted average common shares outstanding) is less than 2%. The full text of the 2018 Plan Amendment is set forth in Appendix A to this Proxy statement. The Board is recommending and submitting the 2018 Plan Amendment to our stockholders for approval.
Reasons for Seeking Shareholder Approval
The 2018 Plan provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options and restricted stock unit grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.
Shareholder approval of the proposed 2018 Plan Amendment is required under the rules of the NYSE applicable to the Company. If the proposed 2018 Plan Amendment is not approved, the proposed 2018 Plan Amendment will not go into effect. If that occurs, awards may continue to be made under the 2018 Plan in accordance with its terms as it existed prior to the proposed 2018 Plan Amendment until the shares remaining for Awards under the 2018 Plan are exhausted. The Company is also asking the stockholders to approve the proposed 2018 Plan Amendment for purposes of Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”).
Securities Authorized for Issuance under Equity Compensation Plans
As of March 21, 2019, there were 876,112 shares reserved for issuance under the 2018 Plan upon the vesting of performance awards/restricted stock unit grants and the exercise of existing option grants. As of March 21, 2019, there were 2,053,715 shares reserved for issuance under all Company equity plans (including the 2018 Plan and all discontinued Company equity plans) upon the vesting of performance awards/restricted stock grants and the exercise of existing option grants. As of March 21, 2019, the weighted-average exercise price and the weighted-average remaining term for the Company’s outstanding stock options under all Company equity plans were $32.56 and 2.5 years, respectively. As of March 21, 2019, there were 30,247,044 shares of Team common stock issued and outstanding.

Vote Required for Approval
Approval of the proposal to approve the adoption of the Amendment will require the affirmative vote of the majority of the votes cast on the proposal. An abstention will have the same effect as a vote “against” such proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the adoption of the Amendment.

Description of the Plan
The following summary describes briefly the principal features of the 2018 Plan as is currently in effect, without adjustment for the proposed Amendment. This summary should be read in conjunction with the full text of the 2018 Plan as well as the proposed Amendment included in Appendix A to this Proxy Statement.
Number of Shares Subject to the 2018 Plan and Award Limits. The aggregate maximum number of shares of common stock that may be issued under the 2018 Plan is the sum of (i) 450,000 shares, (ii) the number of shares otherwise available for grant under the 2016 Plan and (iii) the number of shares subject to outstanding awards under specified prior plans that may become available for reissuance in certain circumstances. Shares withheld or tendered to pay the exercise price of an Option or other purchase price of an award or withholding tax obligations shall not be made available for reissuance.
The maximum number of shares of common stock that may be subject to Options, Restricted Stock Awards, Restricted Stock Units, Performance Units and Performance Awards denominated in shares of common stock granted to any one individual during any calendar year may not exceed 750,000 shares of common stock for employees and 250,000 shares for non-employee directors. The maximum amount of compensation that may be paid under all Performance Awards under the 2018 Plan that are denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $2,500,000, and any payment due with respect to a Performance Award will be paid no later than ten years after the date of grant of such Performance Award. The share limitations described in the preceding sentences may be adjusted upon a reorganization, stock split, recapitalization or other change in our capital structure.
Administration. The 2018 Plan is required to be administered by a committee, or the Committee, of, and appointed by, the Board that will be comprised solely of two or more non-employee directors who also qualify as “non-employee directors” as defined in SEC Rule 16b-3). The Board has appointed the Compensation Committee initially to administer the 2018 Plan.
The Compensation Committee has full authority, subject to the terms of the 2018 Plan, to establish rules and regulations for the proper administration of the 2018 Plan, to select the employees and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards. When granting awards, the Compensation Committee considers such factors as an individual’s duties and present and potential contributions to our success and such other factors as the Compensation Committee may in its discretion deem relevant.
Eligibility. All directors of Team and all employees of Team and its affiliates are eligible to participate in the 2018 Plan. The selection of those employees and directors, from among those eligible, who will receive Incentive Stock Options, Non-statutory Stock Options, Restricted Stock Awards, Performance Awards, Performance Unit Awards, Stock Appreciation Rights, Restricted Stock Units, Phantom Stock Awards or any combination thereof is within the discretion of the Compensation Committee. However, Incentive Stock Options may be granted only to employees of Team and its subsidiary corporations (as defined in Section 424 of the Code). As of April 1, 2019, approximately 380 individuals were potentially eligible to participate in the 2018 Plan.
Term of 2018 Plan. The Amendment was adopted by the Board on March 26, 2019 and will be effective on the date its adoption is approved by our stockholders. No further awards may be granted under the 2018 Plan after May 17, 2028, which is ten years after the 2018 Plan’s effective date, and the 2018 Plan will terminate thereafter once all awards have been satisfied, exercised or expire. The Board in its discretion may terminate the 2018 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.
Stock Options
Term of Option. The term of each Option will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment or membership on the Board will be specified in the Option award agreement that evidences each Option grant.
Option Price and Restrictions on Repricing. The Option price will be determined by the Compensation Committee and will be no less than the fair market value of the shares on the date that the Option is granted. Except for adjustments for certain changes in the common stock, the Compensation Committee may not, without the approval of our stockholders, amend any outstanding Option award agreement that evidences an Option grant to lower the Option exercise price or to cancel, exchange, substitute, buyout or surrender outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.

Special Rules for Incentive Stock Options for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of Team or a subsidiary, then the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.
Size of Grant. Subject to the limitations described above under the section “Shares Subject to the Plan; Award Limits; Grant of Awards,” the number of shares for which an Option is granted to an employee or director will be determined by the Compensation Committee.
Status of Options. The status of each Option granted to an employee as either an Incentive Stock Option or a Non-statutory Stock Option will be designated by the Compensation Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be Non-statutory Stock Options. All options granted to non-employee directors, if any, will be Non-statutory Stock Options.
Payment. The Option price upon exercise may, at the discretion of the Compensation Committee, be paid by an optionee in cash, other shares of common stock owned by the optionee or by a combination of cash and common stock. Additionally, Stock Appreciation Rights, as described further below under the section “Stock Appreciation Rights,” may be granted to optionees in conjunction with Options granted under the 2018 Plan. The 2018 Plan also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an Option.
Option Award Agreement. All Options will be evidenced by a written agreement containing provisions consistent with the 2018 Plan. The agreements will include details about the effect of termination of employment on the exercisability of the Option, any vesting or performance periods applicable to the Option and such other provisions as the Compensation Committee deems appropriate. The Compensation Committee generally has the discretion to amend outstanding Option award agreements.
Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-statutory Stock Option is not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the Compensation Committee.
Restricted Stock Awards
Transfer Restrictions and Forfeiture Obligations. Pursuant to a Restricted Stock Award, shares of common stock will be issued or delivered to the employee or director at the time the award is made without any payment to us (other than for any payment amount determined by the Compensation Committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares as may be determined in the discretion of the Compensation Committee. The Compensation Committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on:

•
the attainment of one or more performance measures established by the Compensation Committee that are based on the following criteria: (1) revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock); (2) expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs); (3) operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production); (4) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow); (5) leverage measures (which include debt reduction, debt-to-equity ratio and net debt); (6) market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); (7) return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted); (8) corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters); (9) other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); (10) such other measures as determined by the Committee in its discretion; or (11) a combination of two or more of any of the foregoing;

•	the holder’s continued employment or continued service as a director with Team and its affiliates for a specified period;

•	the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion; or

•	a combination of any of the foregoing factors.
Additionally, the above-described performance measures may be made subject to adjustment by the Compensation Committee for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indices, and may be contingent upon our future performance. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided in the award agreement, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however that (1) until all forfeiture restrictions have expired, the award recipient will not be entitled to delivery of a stock certificate, we will retain custody of the stock and the award recipient may not sell, transfer, pledge, exchange or otherwise dispose of the stock, and (2) a breach of the terms and conditions established by the Compensation Committee and set forth in an award agreement will cause forfeiture of the Restricted Stock Award. At the time of such award, the Compensation Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of the termination of employment or service as a director of a recipient of a Restricted Stock Award (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.
The 2018 Plan also permits grants of Restricted Stock Awards to be made to non-employee directors. These awards will be made as part of a director’s annual board fees.
Accelerated Vesting. The Compensation Committee may, in its discretion, fully vest any outstanding Restricted Stock Award as of a date determined by the Compensation Committee.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for the issuance of Restricted Stock Awards under the 2018 Plan.
Phantom Stock Awards
General. Phantom Stock Awards under the 2018 Plan are awards of rights to receive common stock (or the fair market value thereof), or rights to receive amounts equal to share appreciation over a specific period of time.
Forfeiture Obligations and Termination of Award. Phantom Stock Awards vest over a period of time established by the Compensation Committee, with or without satisfaction of any performance criteria or objectives, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may, in its discretion, require payment or other conditions on the recipient of a Phantom Stock Award, including imposition of any forfeiture restrictions. A Phantom Stock Award will terminate if the recipient’s employment or service as a director of Team or its affiliates terminates during the applicable vesting period, except as otherwise determined by the Compensation Committee.
Payment. Payment of a Phantom Stock Award may be made in cash, common stock or a combination thereof, as determined by the Compensation Committee. Payment may be made in a lump sum or in installments, as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of the common stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to the Phantom Stock Award, as determined by the Compensation Committee.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for Phantom Stock Awards under the 2018 Plan, which will be set forth in an award agreement.
Stock Appreciation Rights
Exercise and Payment. A Stock Appreciation Right award will entitle the holder of the award to receive, upon the exercise of the Stock Appreciation Right, shares of common stock (valued based on the fair market value at the time of exercise), cash or a combination thereof, in the Compensation Committee’s discretion, in an amount equal to the excess of the fair market value of the common stock subject to the Stock Appreciation Right as of the date of the exercise over the purchase price of the Stock Appreciation Right. If granted in tandem with an Option, the exercise of a Stock Appreciation Right will result in the surrender of the related Option, and unless otherwise provided by the Compensation Committee, the exercise of an Option will result in the surrender of a related Stock Appreciation Right, if any. Further, if a Stock Appreciation Right is not granted in tandem with an Option, subject to certain adjustments for recapitalizations and reorganization events, the exercise price of the Stock Appreciation Right will not be less than the fair market value of a share of common stock on the date the Stock Appreciation Right is granted.

Term of Stock Appreciation Right. The Compensation Committee may establish the term of a Stock Appreciation Right, but in no event may a Stock Appreciation Right be exercisable after ten years from the date of grant. If granted in tandem with an Option, a Stock Appreciation Right will expire no later than the related Option’s expiration date. If neither the Stock Appreciation Right nor the related Option is exercised before the end of the day on which the right ceases to be exercisable, the right will be deemed to have been exercised as of that date, and payment will be made to the holder in cash.
Repricing Restrictions. Except for adjustments for certain changes in the common stock, the Compensation Committee may not, without the approval of our stockholders, amend any outstanding Stock Appreciation Right award agreement that evidences a Stock Appreciation Right grant to lower the Stock Appreciation Right exercise price or to cancel, exchange, substitute, buyout or surrender outstanding Stock Appreciation Rights in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Right.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for Stock Appreciation Rights under the 2018 Plan, which will be set forth in an award agreement.
Restricted Stock Units
Forfeiture Provisions and Accelerated Vesting. The Compensation Committee will determine the minimum vesting or performance period applicable to an award of Restricted Stock Units. If a recipient’s employment or service with Team and its affiliates terminates for any reason other than death or “disability” (as that terms is defined under our long term disability plan) during a performance period or prior to the delivery date for deferred Restricted Stock Units, the units will be forfeited on the date the recipient’s employment or service with Team and its affiliates terminates. A recipient of a Stock Unit whose employment or service with Team and its affiliates terminates because of death or “disability” prior to the delivery date for the Restricted Stock Units will be entitled to the full value of the earned Restricted Stock Units at the end of the performance period or deferred delivery date, as applicable. Further, the Compensation Committee generally may, in its discretion, determine that a Restricted Stock Unit holder will be entitled to receive all or any portion of the Restricted Stock Units that he would otherwise receive, accelerate the determination and payment of the shares or units or make other adjustments as it deems appropriate.
Terms and Conditions. For each Stock Unit holder, the Committee will determine the timing of awards, the number of Restricted Stock Units awarded, the value of Restricted Stock Units, any performance measures used for determining whether Restricted Stock Units are earned, the number of earned Restricted Stock Units that will be paid in cash and/or shares of common stock, whether and when any dividend equivalents are to be paid on Restricted Stock Units and any additional terms the Compensation Committee deems appropriate. The terms and conditions of a Stock Unit grant will be set forth in an award agreement.
Payment. Payment for Restricted Stock Units earned may be made in cash, common stock or in some combination thereof, and as a lump sum payment or in installments, as determined by the Compensation Committee. For Restricted Stock Units payable in shares of common stock, one share of common stock will be paid for each share earned, or cash will be paid for each share earned equal to either (1) the fair market value of a share of common stock at the delivery date or (2) the fair market value of a share of common stock averaged for a number of days determined by the Committee.
Performance Unit Awards
Forfeiture Provisions and Accelerated Vesting. The Compensation Committee will determine the minimum vesting or performance period applicable to an award of Performance Units. If a recipient’s employment or service with Team and its affiliates terminates for any reason other than death or “disability” (as that terms is defined under our long term disability plan) during a performance period, the units will be forfeited on the date the recipient’s employment or service with Team and its affiliates terminates. A recipient of a Performance Unit whose employment or service with Team and its affiliates terminates because of death or “disability” prior to the delivery date for the Performance Units will be entitled to the full value of the earned Performance Units at the end of the performance period or deferred delivery date, as applicable. Further, the Compensation Committee generally may, in its discretion, determine that a Performance Unit holder will be entitled to receive all or any portion of the Performance Units that he would otherwise receive, accelerate the determination and payment of the shares or units or make other adjustments as it deems appropriate.
Terms and Conditions. Performance Units have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion, and are settled in either cash or shares of common stock based on the attainment of designated performance goals. The Committee shall set the performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of value of the Performance Units upon settlement. The Committee will determine the timing of awards, the number of Performance Units awarded, the value of the Performance Units, any performance measures used for determining whether Performance Units are earned, the number of earned Performance Units that will be paid in cash and/or shares of common stock, whether and when any dividend equivalents are to be paid on Performance Units and any additional terms the Compensation Committee deems appropriate. The terms and conditions of a Performance Unit grant will be set forth in an award agreement.
Payment. Payment for Performance Units earned may be made in cash, common stock or in some combination thereof, and as a lump sum payment or in installments, as determined by the Compensation Committee. For Performance Units payable in shares of common stock, one share of common stock will be paid for each share earned, or cash will be paid for each share earned equal to either (1) the fair market value of a share of common stock at the delivery date or (2) the fair market value of a share of common stock averaged for a number of days determined by the Committee.
Performance Awards
Performance Period. The Compensation Committee may, in its sole discretion, grant Performance Awards (which may include, for example, Restricted Stock Awards, Restricted Stock Units, Phantom Stock Awards, Options, and/or Stock Appreciation Rights) under the 2018 Plan that may be paid in cash, common stock or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum number of shares of common stock subject to, or the maximum value of, each Performance Award and the performance period over which the performance applicable to the award will be measured. A Performance Award will terminate if the recipient’s employment or service as a director of ours terminates during the applicable performance period, except as otherwise determined by the Compensation Committee.
Performance Awards will be granted by the Compensation Committee no later than ninety days following the commencement of the performance period, will designate, in writing, the performance goals applicable to the performance period, and establish the performance measures and amounts of awards, as applicable, which may be earned for the performance period. Following the completion of the performance period, the Compensation Committee must certify in writing whether the applicable performance goals have been achieved for the performance period, and no award or portion of an award will be considered earned or vested until the Compensation Committee certifies in writing that the conditions to which the distribution, earning or vesting of such award is subject have been achieved.
Performance Measures. The receipt of cash or common stock pursuant to a Performance Award will be contingent upon satisfaction by Team, or any affiliate, division or department thereof, of performance goals established by the Compensation Committee. The performance goals may be made subject to adjustment for specified significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices and may be contingent upon future performance of Team or any affiliate, division or department thereof. The performance goals may be based upon any of the following criteria: (1) revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock); (2) expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs); (3) operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production); (4) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow); (5) leverage measures (which include debt reduction, debt-to-equity ratio and net debt); (6) market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); (7) return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted); (8) corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters); (9) other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); (10) such other measures as determined by the Committee in its discretion; or (11) a combination of two or more of any of the foregoing.
The Compensation Committee may, in its sole discretion, provide for an adjustable Performance Award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of a Performance Award during the performance period. The Compensation Committee may, in determining attainment of the performance goals, disregard or offset the effect of “extraordinary items,” including, for example, restructuring or restructuring-related changes, gains or losses on the disposition of a business or major asset, resolution and/or settlement of litigation and other legal proceedings, or the effect of a merger or acquisition. The Compensation Committee may not increase during a year the amount of a Performance Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in an award agreement. Additionally, in the event of a Corporate Change (as defined below), all unvested Performance Awards will become immediately vested.
Payment. Following the end of the performance period, the Compensation Committee will determine and certify in writing the amount payable to the holder of the Performance Award, not to exceed the maximum number of shares of common stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period. Payment may be made in a lump sum in cash, common stock or a combination thereof, as determined by the Compensation Committee and must be made no later than two and one-half months after the end of the performance period. If a Performance Award covering shares of common stock is to be paid in cash, then such payment will be based on the fair market value of the common stock on the payment date.
A holder of a Performance Award will not be paid any dividends or other distributions with respect to that award until the holder becomes vested in the shares covered by the award; upon vesting, the holder will receive a cash payment equal to the aggregate cash dividends (without interest) (other than distribution in shares) and the number of shares equal to any stock dividends that the holder would have received if he had owned all of the shares that vested for the period beginning on the date of the award and ending on the date of vesting or payment. No dividends will be paid for any Performance Awards forfeited.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for Performance Awards under the 2018 Plan, which will be set forth in an award agreement.
Recapitalization, Reorganization and Other Adjustments
Adjustment upon a Change in Capitalization. If we effect a subdivision or consolidation of our shares of common stock or the payment of a stock dividend on its common stock without receiving any consideration, or a Capitalization Event, the number of shares of common stock for an un-expired award will be adjusted accordingly. If the Capitalization Event increases the number of outstanding shares, the number of shares of common stock for the un-expired award will be increased proportionately, and the purchase price per share will be reduced proportionately. Similarly, if the Capitalization Event decreases the number of outstanding shares, the number of shares of common stock for the un-expired award will be decreased proportionately, and the purchase price per share will be increased proportionately. In the event we recapitalize, reclassify our capital stock or otherwise changes its capital structure, or a Recapitalization, the number and class of shares of common stock under an un-expired award will also be adjusted appropriately to account for the Recapitalization.
Adjustment upon a Corporate Change. The 2018 Plan provides that, if a Corporate Change (as defined below) occurs, no later than (1) ten days after approval of the merger, consolidation, reorganization, sale lease or exchange of assets or such election of directors by our stockholders or (2) within thirty days after a person or entity (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires or gains ownership or control of 50% or more of the combined voting power of the outstanding securities of (a) ours, if we have not engaged in a merger of consolidation or (b) the resulting entity, if we have engaged in a merger or consolidation, the Compensation Committee may, acting in its sole discretion, effect one of the following alternatives (which may vary among individual participants and vary among Options held by any individual participant):

•
accelerate the time at which Options outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date, after which the specified date all unexercised Options and all rights of participants will terminate;

•
require the mandatory surrender by selected participants of some or all of the outstanding Options held by those participants as of a date specified by the Compensation Committee, in which event the Compensation Committee will thereupon cancel the Options and each participant will be paid an amount of cash per share equal to the excess, if any, of a determined “change in control value” (as such term is defined in the 2018 Plan) of the shares subject to the Option over the exercise price under the Options for those shares; or

•
make such adjustments to the Options then outstanding as the Compensation Committee deems appropriate to reflect the Corporate Change (or no adjustment if the Compensation Committee determines that no adjustment is necessary), including, without limitation, adjusting an Option to provide that the number and class of shares of common stock covered by the Option will be adjusted so that the Option will thereafter cover securities of the surviving or acquiring corporation or other property (such as cash) as determined by the Compensation Committee in its sole discretion.

The 2018 Plan provides that a Corporate Change includes:

•
a merger with another entity, a consolidation involving us or the sale of all or substantially all of our assets or equity interests to another entity if, in any such case, (1) our holders of equity securities immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to 51% or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned our equity securities immediately prior to such event or (2) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the Board of the resulting entity immediately after such event;

•
a circumstance where any person or entity (including a “group” as contemplated by Section 13(d)(3) of the Exchange Act) acquires or gains ownership or control (including, without limitation, power to vote) of 50% or more of the combined voting power of the outstanding securities of (1) ours, if we have not engaged in a merger or consolidation, or (2) the resulting entity, if we have engaged in a merger or consolidation; or

•
circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election will cease to constitute a majority of the Board.

Other Adjustments. In the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted, the award (and any agreement evidencing the award) will be subject to adjustment by the Compensation Committee in its discretion, including the number and price of shares of common stock or other consideration subject to the award. In the event of such a change in the outstanding common stock or distribution to the holders of common stock, or upon other recapitalization or reorganization events as described in the 2018 Plan, the aggregate number of shares available under the 2018 Plan and the maximum number of shares that may be subject to awards granted to any one individual may be appropriately adjusted to the extent determined necessary by the Compensation Committee. In the event of a Corporate Change, the Compensation Committee may, in its discretion, require the mandatory surrender by certain selected participants of some or all of the outstanding Awards as of a date, before or after the Corporate Change, specified by the Compensation Committee, in which case the Compensation Committee will cancel those awards, and we will pay (or cause to be paid) to each participant an amount of cash equal to the maximum value of any Performance Units or Performance Awards, with the amount of payment pro-rated to the extent the performance or vesting period has not been completed.
Amendments. The Board may from time to time amend the 2018 Plan; however, any change that would impair the rights of a participant with respect to an award theretofore granted will require the participant’s consent. Further, without the prior approval of our stockholders, the Board may not amend the 2018 Plan to change the class of eligible individuals, increase the maximum aggregate number of shares of common stock that may be issued under the 2018 Plan, or amend or delete the provisions of the 2018 Plan that prevent the Compensation Committee from amending any outstanding option award to lower the option exercise price and to cancel, exchange, substitute, buy out or surrender outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.
United States Federal Income Tax Aspects of the 2018 Plan
Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised, collectively, the holding period. In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.
Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.
Non-statutory Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option such as those under the 2018 Plan (whether or not including a Stock Appreciation Right), and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, if the optionee receives the appreciation in the Stock Appreciation Right, the cash is compensation income taxable to the optionee; if the optionee receives the appreciation in the form of stock, the difference between the fair market value of the stock and any amount paid by the optionee for the stock is taxable to the optionee. Upon the exercise of a Non-statutory Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.
Upon a subsequent disposition of the shares received upon exercise of a Non-statutory Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a Stock Appreciation Right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act, is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-statutory Stock Option or Stock Appreciation Right.
Restricted Stock and Restricted Stock Units. The recipient of a Restricted Stock Award or Restricted Stock Units will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time over the amount, if any, paid for the shares, and subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (1) subject to Section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and (3) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made no later than thirty days after the grant of the Restricted Stock Award and is irrevocable.
Performance Units Awards, Performance Awards and Phantom Stock Awards. An individual who has been granted a Performance Unit Award, a Performance Award or a Phantom Stock Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether a Performance Unit Award, a Performance Award or a Phantom Stock Award is paid in cash or shares of common stock, the individual will have taxable compensation, and subject to the application of Section 162(m) of the Code as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Unit Award, Performance Award or the Phantom Stock Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award or a Phantom Stock Award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by us.
Section 409A of the Code. Section 409A of the Code generally provides that any non-qualified deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or (3) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the holder of the deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder’s income. In general, to avoid a violation of Section 409A of the Code, nonqualified deferred compensation amounts may only be paid out on a separation from service, disability, death, change-in-control, an unforeseen emergency (other than death) or a specified time (all as defined under Section 409A of the Code). Furthermore, an election to defer compensation must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and the imposition of the excise tax. It is our intention that no award under the 2018 Plan be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Compensation Committee determines otherwise. The terms and conditions governing any awards that the Compensation Committee determines will be subject to Section 409A of the Code will be set forth in an award agreement that will be drafted with the intent to comply with Section 409A of the Code.
The 2018 Plan is not qualified under Section 401(a) of the Code.
The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the 2018 Plan. No consideration has been given to the effects of state, local or other tax laws on the 2018 Plan or award recipients.

Inapplicability of ERISA
Based upon current law and published interpretations, we do not believe that the 2018 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Required Vote
Approval of the amended and restated 2018 Equity Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to a vote at the Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the proposed 2018 Plan Amendment as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE
Corporate Governance Principles and Materials
We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. Our Board has adopted a set of Corporate Governance Principles that, along with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), provide an effective corporate governance framework for Team that reflects our core values and provides the foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board, a Code of Ethical Conduct for all of our directors, officers and employees and a Corporate Social Responsibility Policy. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.
The following corporate governance materials are available and can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Ethical Conduct; and

(iv)	the Company’s Corporate Social Responsibility Policy.
A copy of these materials is available to shareholders free of charge upon written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. We intend to disclose future amendments to, or waivers of, our Code of Ethical Conduct at the same location on our website identified above.
Director Independence
Our Board believes that the interests of our shareholders are best served by having a predominate number of objective, independent representatives on the Board. Consistent with the rules of the NYSE, our Corporate Governance Principles require that a majority of our Board be composed of independent directors. A director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments.
On an annual basis each member of our Board and each executive officer is required to complete a directors’ and officers’ questionnaire that includes disclosure of any transactions with the Company and its subsidiaries in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which the member serves.
The Board has evaluated all relationships between each of our directors and director nominees and has determined that, except for Mr. Gatti, all of our directors are “independent” as that term is defined in the applicable rules of the NYSE and consistent with our Corporate Governance Principles. In making this determination, the Board considered any transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons,” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. Mr. Gatti, our CEO, is currently an employee of the Company and is not an “independent” director. Mr. Yesavage served as the Company’s Interim CEO from September 18, 2017 to January 24, 2018. With respect to Mr. Yesavage, the Board concluded that his prior employment as the Company’s Interim CEO does not disqualify him from being considered independent following such employment, consistent with NYSE rules on director independence. Mr. Davis served as Interim Executive Chairman of the Board of Furmanite Corporation (“Furmanite”), from August 3, 2015 through February 29, 2016, and as Interim President and CEO from November 1, 2015 through February 29, 2016 in connection with completion of the merger with Furmanite on February 29, 2016 (the “Merger”). Mr. Davis had no relationship, prior to his appointment as a Director of the Company, with the Company or our senior management other than in connection with the Merger. The Board determined that Mr. Davis’s former interim officer position with Furmanite did not impede his exercise of independent judgment. With the exception of Messrs. Gatti, Yesavage and Davis, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer, except that (i) Mr. Davis was appointed as a director of Team in connection with the Merger pursuant to the agreement governing the Merger and (ii) Mr. Martin was appointed as director of Team in connection with an agreement (the “Settlement Agreement”), dated February 8, 2018, with Engine Capital, L.P. and certain related investors (collectively, “Engine Capital”). The full text of the Settlement Agreement was included as Exhibit 10.1 to the Company’s Current Report on Form

8-K filed with the SEC on February 9, 2018. There are no family relationships between any nominees, directors and senior executive officers of the Company.
Our Audit, Compensation, and Corporate Governance and Nominating Committees are each composed entirely of independent directors. In addition, our Board provides for regularly scheduled meetings of the independent directors. During 2018, the independent directors met as a group four times. These meetings were conducted, without any member of management or other employees of Team present, to discuss matters related to the oversight and governance of Team, compliance with NYSE and SEC rules and the performance of our senior executives.
Our Board will continue to monitor the standards for director independence established under applicable law and the NYSE listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.
Leadership Structure
Our Bylaws provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and CEO should be combined or separate. Our Board has determined that the leadership structure of our Board should include either an independent non-executive chairman of the Board or a lead director who satisfies our standards for independence. In May 2017, our Board determined that the position of Lead Director was no longer required because our new Chairman, Mr. Waters, is independent and as Chairman would fulfill the essential functions of Lead Director. Following our 2017 Annual Meeting, the Board appointed Mr. Waters to serve as our independent Chairman. Mr. Waters was re-appointed as Chairman by our Board in 2018. We believe our current structure, with an independent Chairman of the Board, CEO and independent directors as chairs and members of each committee, serves the best interests of the Company and its shareholders. The Board believes that Mr. Waters, our Chairman, and Mr. Gatti, our CEO, with their industry expertise, financial expertise and in-depth knowledge of Team and its business, have been the correct persons to fill the roles of Chairman and CEO, respectively.
Previously, our Board designated the position of Lead Director in order to clarify and centralize the work of the independent directors when the Chairman was not independent. To further clarify the role of the independent directors in the governance of the Company, our Board established duties and responsibilities for the position of Lead Director or independent non-executive Chairman. Mr. Waters was appointed to this position by the independent directors and served as our Lead Director from June 2007 until his appointment as Chairman in May 2017. The Lead Director, or independent non-executive Chairman, responsibilities include:

(i)
presiding at all meetings of the Board (if serving as Lead Director, at which the Chairman is not present), including executive sessions of the independent directors, and sets agendas for executive sessions;

(ii)	if Lead Director, assisting the Chairman in the management of Board meetings;

(iii)
monitoring and responding directly to shareholder and other stakeholder questions and comments that are directed to the independent Chairman, Lead Director or to the independent directors as a group, with consultation with the Chairman (if serving as Lead Director), the CEO or other directors or management as the independent Chairman or Lead Director deems appropriate;

(iv)	reviewing and coordinating meeting agendas, information, number of Board meetings and schedules for the Board;

(v)	ensuring personal availability for consultation and communication with independent directors and with the Chairman (if serving as Lead Director), CEO or management, as appropriate;

(vi)	providing guidance on director orientation; and

(vii)	calling special meetings of the independent directors in accordance with our Bylaws, as the independent Chairman or Lead Director deems appropriate.
Our Executive Vice President, Chief Legal Officer and Secretary supports the independent Chairman or Lead Director in fulfilling the independent Chairman or Lead Director role.
Mr. Yesavage served as Interim CEO of the Company from September 18, 2017 until January 24, 2018. Mr. Gatti was appointed as the CEO of the Company and as a member of the Board and Mr. Yesavage was re-appointed as a member of the Board on January 24, 2018.
Communications with the Board of Directors
Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director, the Chairman, the Board as a whole, the independent directors as a group, any Board Committee, or any individual member of the Board. Such communication should be in writing, addressed to the Board or an individual director to: Team, Inc., 13131 Dairy Ashford, Suite

600, Sugar Land, Texas 77478, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards appropriate material to the applicable director (excluding routine advertisements and business solicitations).
Director Education
In addition to maintaining a comprehensive orientation program for all new directors, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs paid for by the Company. The Company also brings outside experts to Board meetings to provide specific training and increase awareness of best practices and current trends.
Succession Planning
Our Board has the responsibility to ensure that the leadership of our Company is meeting the current and future needs of Team. The Compensation Committee and Corporate Governance and Nominating Committee annually report to the Board on succession planning and collaborate with the Board to evaluate potential successors to our CEO and other senior executives. As part of this process, the Compensation Committee and Corporate Governance and Nominating Committee solicit views from the non-management members of the Board and from senior management of the Company.
Share Ownership Guidelines; Restrictions on Trading in Company Securities
In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, our Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own Common Stock of Team valued at a minimum of $150,000. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board. With the exception of Messrs. Ferraioli and Martin, all of our directors met or exceeded our share ownership guidelines at the time of the Board’s most recent annual assessment. Messrs. Ferraioli and Martin, who were appointed to the Board in February 2018, each have three years from the date of their respective appointments to meet the share ownership guidelines.
In an effort to align the financial interests of our senior executives with those of our shareholders, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own Common Stock of Team valued at three times his or her base salary. The guideline for the rest of our senior executives is one times their base salary. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions. Only Messrs. Bouchard and Ott met or exceeded these share ownership guidelines at the time of the Board’s most recent annual assessment. Mr. Gatti, who was appointed to the CEO position in January 2018, Ms. Ball, who was appointed to the CFO position in December 2018, Ms. Sides, who was appointed as Chief Human Resources Officer in May 2018, Mr. Wood, who was appointed Senior Vice President - Health, Safety and Environment in July 2018, Mr. Roscoe, who was appointed President of Operations in July 2018 and Mr. McCloskey, who was appointed Senior Vice President - Commercial in June 2018, each have five years from the date of their respective appointments to meet the share ownership requirements.
Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy and our Corporate Governance Principles, applicable to our directors and Named Executive Officers (as defined herein), prohibit trading in options, warrants, and puts and calls related to our securities and prohibit selling our securities short. In addition, unless approved by our Chief Legal Officer, our Insider Trading Policy and our Corporate Governance Principles prohibit our directors and Named Executive Officers from holding our securities in margin accounts or pledging our securities as collateral for a loan. In evaluating requests to hold our securities in a margin account or pledge our securities (“Securities Pledges”), our Chief Legal Officer, in consultation with our Corporate Governance and Nominating Committee, considers a number of factors, including, but not limited to: the total stock holdings of the individual, the amount of Company securities to be pledged or secured, the potential impact of a margin or loan call, the position of the individual with our Company, whether the pledge is part of a loan where lender has recourse against all assets of the individual and whether the pledge excludes Company shares required to meet our share ownership guidelines. Securities Pledges may be approved for our directors and Named Executive Officers if the following minimum requirements are met: (i) continuously meet enhanced share ownership requirements for as long as the Securities Pledge is in place by holding unrestricted and unpledged Company securities of more than five times the minimum share ownership requirements for our directors; (ii) the Securities Pledge does not exceed 50% of the individual’s total ownership of Company’s securities; (iii) the aggregate amount of the Securities Pledge is less than one percent of the Company’s total common shares outstanding; and (iv) the individual meets all other requirements that may be imposed by our Corporate Governance and Nominating Committee or our Chief Legal Officer after assessing other relevant factors.
Policy Regarding Clawback of Incentive Compensation
We have a Clawback Policy pursuant to which Named Executive Officers and other current and former key executive officers may be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated to correct material misstatements in Company financial statements that resulted from material noncompliance with financial reporting requirements under applicable law. The Clawback Policy permits the Board to determine in its discretion if it will seek to recover applicable compensation, taking into account the following considerations as it deems appropriate:

•	the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery,

•	the likelihood of success of enforcement under governing law versus the cost and effort involved,

•	whether the assertion of a claim may prejudice the interests of the Company, including, without limitation, in any related proceeding or investigation,

•	any applicable fraud, intentional misconduct, or gross negligence by a covered executive,

•	any pending legal proceeding relating to any applicable fraud, intentional misconduct, or gross negligence, and

•	any other factors deemed relevant by the Board.
Under the Clawback Policy, we can require reimbursement of all or a portion of any bonus, incentive payment, equity based award (including performance shares, restricted stock or restricted stock units and outstanding stock options), or other compensation during the three completed fiscal years immediately preceding the date that the Company’s restatement to correct a material error occurs. Recoupment or reimbursement may include compensation paid or awarded during the period covered by the restatement and applies to compensation awarded in periods occurring subsequent to the adoption of the Clawback Policy. We believe our Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded. In addition, appropriate language regarding the policy has been included in applicable documents and award agreements and our executive officers are required to acknowledge in writing that compensation we have awarded to them may be subject to reimbursement, clawback or forfeiture pursuant to the terms of the policy and/or applicable law.
Board’s Role in Risk Oversight
Our Board has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from executives responsible for oversight and management of particular risks within Team. The Board continually works, with the input of the Company’s senior executives to assess and analyze the most likely areas of future risk for Team. On an annual basis our senior management updates and reviews our enterprise risk management process with the Board. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with our management. In addition to our formal compliance programs, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Overview of Risk of Company Compensation Policies and Practices
The Compensation Committee, with the assistance of the Company’s other independent directors and senior management, and the Company’s independent compensation consultants, has determined that the Company’s compensation policies and practices do not motivate imprudent risk taking. This determination, which was conducted with the assistance of management and the Compensation Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies restricting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Compensation Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee continues to monitor its compensation policies and practices to determine whether its risk management objectives are being satisfied.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Director Nominees
The Board unanimously recommends a vote FOR the election of the nominees listed below.
Set forth below is certain information as of April 1, 2019 concerning the nominees for election at the Annual Meeting as Class III directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Class	Director Since
Sylvia J. Kerrigan	53	Director	Class III	2015
Emmett J. Lescroart	68	Director	Class III	2004
Craig L. Martin	69	Director	Class III	2018
Ms. Kerrigan most recently was the Executive Vice President, General Counsel and Secretary of Marathon Oil Corporation (NYSE), serving in that position from 2012 to 2017. Ms. Kerrigan also served as Marathon Oil Corporation’s Chief Public Policy Officer and Chief Compliance Officer. Prior to her appointment as Executive Vice President, Ms. Kerrigan served as Marathon Oil Corporation’s Vice President, General Counsel and Secretary since 2009. Previously, Ms. Kerrigan worked at the United Nations Security Council’s Commission d’Indemnisation in Geneva, Switzerland serving as the senior legal officer responsible for arbitrating losses sustained by international oil companies following the 1990 Iraq invasion of Kuwait. Ms. Kerrigan is a past chairman of the State Bar of Texas International Law Section and a Life Fellow of the Texas Bar Foundation. She serves on the boards of Southwestern University, Nine Point Energy and Alta Mesa Resources and is the Executive Director of the Kay Bailey Hutchison Center for Energy, Law and Business at the University of Texas in Austin. The Company believes Ms. Kerrigan’s qualifications to serve on the Board include her experience as chief legal officer, chief public policy officer and chief compliance officer of a public corporation, as well as her extensive merger and acquisitions, risk management and corporate governance expertise.
Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm, and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, the Company acquired certain of the assets of a successor to the Cooperheat Company entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Martin has over 45 years of experience in the international engineering and construction industry. In December 2014, he retired as President and CEO of Jacobs Engineering Group Inc., a provider of technical, professional and construction services. Mr. Martin became President of Jacobs in July 2002 and CEO in April 2006. He also served as a member of Jacobs’ board of directors from 2002 until his retirement. Before his promotion to President, Mr. Martin served in several positions, including as Jacobs’ Executive Vice President of Global Sales and Marketing. Before joining Jacobs in 1994, Mr. Martin worked in various roles at CRSS and Martin K. Eby Construction Co. He received his B.S. in Civil Engineering from the University of Kansas and his M.B.A. from the University of Denver. He is currently Chairman of the Board of Yarlung Records, LLC, a private company. Mr. Martin is also a Leadership Fellow of the National Association of Corporate Directors. The Board considered Mr. Martin’s significant leadership and management experience in a major engineering company in our industry as qualifications for service on the Board.

Directors Continuing in Office
Set forth below is certain information as of April 1, 2019 concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Louis A. Waters	80	Chairman of the Board	1998	Class I	2020
Jeffery G. Davis	64	Director	2016	Class I	2020
Gary G. Yesavage	66	Director	2017	Class I	2020
Michael A. Lucas	58	Director	2015	Class II	2021
Amerino Gatti	48	Chief Executive Officer and Director	2018	Class II	2021
Brian K. Ferraioli	63	Director	2018	Class II	2021
Mr. Waters manages the Waters Group, a private equity company specializing in technology and industrial companies and is an independent private investor managing his personal investments. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also a Founding Chairman of Tyler Technologies, Inc. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the Chairman of Team’s Board. The Company believes that Mr. Waters’ years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Davis is the former chairman and CEO of The Brock Group, a leading provider of industrial specialty services. He served as CEO of the Brock Group from 2008 through 2015 and was Chairman from 2014 to 2016. Mr. Davis was the Interim President and CEO of Furmanite from November 2, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016. Mr. Davis also served as Furmanite’s Interim Executive Chairman of the Board from August 4, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016. Mr. Davis joined the Furmanite Board in May 2015. Mr. Davis’s current board memberships include the National Center For Construction and Educational Research (NCCER) and Junior Achievement of Southeast Texas (Houston Chapter). Mr. Davis also has over 25 years of active leadership in the National Association of Corrosion Engineers (NACE International) and is an active member of the Construction Users Round Table (CURT). The Board considered Mr. Davis’ significant leadership and management experience in a major industrial specialty services company as well as his association with various industry organizations as qualifications for service on the Board.
Mr. Yesavage most recently served as Team’s Interim CEO from September 2017 to January 2018. Previously, he served as the President of Manufacturing for Chevron’s (NYSE) Downstream and Chemicals Operations from 2009 until his retirement in June 2016. From 1999 to 2009, Mr. Yesavage served as the General Manager for Chevron’s Refinery in El Segundo, California and worked for Chevron for a total of 42 years. The Company believes that Mr. Yesavage’s business, operational and management expertise, including his specific experience managing companies that are our major customers provide him with unique insight into our customer needs and the necessary qualifications and skills to serve as a director.
Mr. Lucas is the President and CEO of RegO Products, a specialty valve and control supplier, and has been in this position since February 2017. Previously, Mr. Lucas served as the President and CEO of Powell Industries (NASDAQ) from August 2012 until December 2015. Prior to becoming CEO of Powell Industries, Mr. Lucas spent 14 years with Emerson Electric Company (NYSE), most recently as the President of Emerson Network Power, Energy Systems. The Company believes Mr. Lucas’ qualifications to serve on the Board include his general management experience in diverse industries including equipment manufacturers; his extensive sales, marketing and product management experience in industrial markets; and his experience as a president and chief executive office of a public corporation.
Mr. Gatti has been our CEO and a member of the Board since January 2018. Prior to joining Team, Mr. Gatti served from May 2016 until October 2017 as Production Group President at Schlumberger (NYSE). Prior to assuming the Production Group President role, Mr. Gatti served in a variety of management positions of progressing leadership responsibility at Schlumberger, including President–Well Services; Vice President Production Group–North America; Vice President & General Manager–Qatar GeoMarket; Vice President Sand Management Services; and Vice President Marketing and Sales–North America. Mr. Gatti holds a mechanical engineering degree from the University of Alberta, Canada. Mr. Gatti serves on the board of Helix Energy Solutions Group, Inc. (NYSE). The Company believes that Mr. Gatti’s strong business and leadership skills, as well as his experience with a leading company in our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and services company from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. (now part of McDermott International, Inc.) from 2007 and 2013, and prior to 2007 worked in various finance and accounting functions with Foster Wheel AG (now a part of John Wood Group, PLC). He currently serves on the board and as chair of the Audit Committees of Vistra Energy and Charah Solutions, Inc both NYSE listed companies. Previously, Mr. Ferraioli served as a director and chairman of the audit committee of Babcock & Wilcox Enterprises and its predecessor company Babcock & Wilcox, Inc. He also previously served on the board of directors of Adolfson & Peterson, a privately owned construction company. Mr. Ferraioli received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University. Mr. Ferraioli is also a National Association of Corporate Directors Governance Leadership Fellow. The Board believes that Mr. Ferraioli’s financial and business expertise, including a diversified background of both senior leadership and director roles of public companies in our industry qualify him to serve as a director.
Meetings and Committees of the Board
Board of Directors
Currently, our Board is comprised of nine directors, divided into three classes designated as Class I, Class II and Class III. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
Our Board held eight meetings during 2018. No director attended fewer than 75% of the meetings held during the period for which he or she served as a member of the Board and the committees on which he or she served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All of our directors serving at the time were in attendance at our 2018 Annual Meeting of Shareholders.
Our Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Executive Committee
Our Executive Committee is composed of Messrs. Waters (Chairman), Gatti and Yesavage. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had no formal meetings during 2018.

Audit Committee
The Audit Committee is composed of Messrs. Ferraioli (Chairman), Lucas, Davis and Ms. Kerrigan. Prior to Mr. Ferraioli’s April 1, 2018 appointment to the Audit Committee and to the role of Audit Committee Chairman, Mr. Lucas served as Audit Committee Chairman. The Audit Committee is charged with the duties of the appointment of the independent auditor; reviewing its fees and approving the services to be performed; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent auditors, the Board and certain officers of Team and its subsidiaries, including the Chief Financial Officer, Chief Legal Officer and Vice President of Audit Services in executive sessions without other members of management present, to ensure the scope and adequacy of internal and financial controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that both Messrs. Ferraioli and Lucas are “audit committee financial experts” within the meaning of applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements as defined by the applicable listing requirements of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met nine times during 2018. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.
Compensation Committee
Our Compensation Committee is composed of Messrs. Lescroart (Chairman), Lucas, Martin and Yesavage. Mr. Martin was appointed as a member of the Compensation Committee on February 8, 2018. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the CEO and our other senior executives. The Compensation Committee met eight times during 2018. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was, during 2018, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. Mr. Yesavage did not serve on the Compensation Committee during the time he served as Interim CEO. Mr. Yesavage rejoined the Compensation Committee in January 2018 following the completion of his service as Interim CEO. During 2018, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee is composed of Messrs. Waters (Chairman), Davis and Ms. Kerrigan. The Corporate Governance and Nominating Committee, which met three times during 2018, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; administering the annual self-evaluation of Board performance; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of the NYSE.
In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. The Corporate Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Corporate Governance and Nominating Committee will also consider director nominations by shareholders that are made in compliance with the notice provisions and procedures set forth in our Bylaws. For a discussion of these requirements, see “Shareholder Proposals for Next Year’s Annual Meeting.” All applications, recommendations or proposed nominations for Board membership received by the Company are referred to the Corporate Governance and Nominating Committee. The manner in which the Corporate Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a shareholder.
The Corporate Governance and Nominating Committee has the authority to retain, at Company expense, a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees, and the third-party firm may, among other things, conduct reference checks, prepare a biography of each candidate for the Corporate Governance and Nominating Committee to review and help coordinate interviews.
Once the Corporate Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” below.
In addition, the Corporate Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board (including its diversity in experience, background, gender and ethnicity), the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to the Company, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Team management or other Board members. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.
Periodic Performance Evaluations of Directors
The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS
In setting non-employee director compensation, our Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our directors are compensated with a mix of cash and stock-based compensation. The purpose of the stock-based compensation has been to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.
2018 Director Compensation
Our Board, upon recommendation of our Compensation Committee, established our current director compensation program in July 2015. No changes have been made to director compensation since July 2015. In making this recommendation, our Compensation Committee considered relevant trends in director compensation and reviewed the NACD Director Compensation survey for companies similar to Team in terms of industry, revenue size and market capitalization. Our Compensation Committee reviews and considers changes to our non-employee director compensation on an annual basis. The following is a summary of our 2018 non-employee director compensation program:

•	annual cash retainer in the amount of $50,000, paid quarterly;

•	annual stock award in the amount of $75,000;

•	annual retainer for the Chairman of the Board in the amount of $50,000;

•
annual retainer for Audit Committee members in the amount of $7,500, for Compensation Committee members in the amount of $5,000, for Corporate Governance and Nominating Committee members in the amount of $5,000; and

•
annual retainer for the Chairman of our Audit Committee in the amount of $20,000, for the Chairman of our Compensation Committee in the amount of $10,000 and for the Chairman of our Corporate Governance and Nominating Committee in the amount of $10,000.

The annual retainer fees are prorated in the event the non-employee director serves on the Board or in a particular role for less than the full year. Mr. Gatti as an employee member of the Board, does not receive any compensation for service on the Board. Mr. Yesavage, who served as Interim CEO from September 2017 until January 2018, did not receive compensation for service on the Board during the time he served as Interim CEO.
The following table sets forth information regarding the compensation earned by or awarded to each of the non-employee directors who served on our Board during 2018:
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)	Total Options Outstanding at December 31, 2018 (#)
Louis A. Waters	$105,981	$82,138	$—	$188,119	—
Jeffery G. Davis	$62,500	$82,138	$—	$144,638	—
Craig Martin	$62,944	$82,138	$—	$145,082	—
Sylvia J. Kerrigan	$62,500	$82,138	$—	$144,638	—
Emmett J. Lescroart	$60,000	$82,138	$—	$142,138	—
Michael A. Lucas	$62,500	$82,138	$—	$144,638	—
Gary G. Yesavage (2)	$64,167	$82,138	$—	$146,305	—
Brian Ferraioli	$77,222	$82,138	$—	$159,360	—

(1)
All non-employee directors serving at the time received a stock award valued at $75,000 on May 22, 2018; however, because the stock unit awards were made in the number of shares equal to the approved award dollar value divided by the 20-day volume weighted average price, the actual value in the table resulted in a different dollar value on the date of the award.

(2)
For Mr. Yesavage, the director compensation shown in the table above relates to his service as a director following his service as Interim CEO that ended in January 2018. His compensation for service as our Interim CEO is provided in the Summary Compensation Table for executives.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 1, 2019. Each person holds the offices indicated until his or her successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Amerino Gatti	48	2018	Chief Executive Officer
Susan M. Ball	55	2018	Executive Vice President, Chief Financial Officer
Jeffrey L. Ott	56	2013	President, Product and Service Lines
Grant D. Roscoe	49	2018	President, Operations
André C. Bouchard	53	2008	Executive Vice President, Chief Legal Officer and Secretary
James P. McCloskey	57	2018	Senior Vice President, Commercial
Sherri A. Sides	48	2018	Senior Vice President, Chief Human Resources Officer
Michael R. Wood	52	2018	Senior Vice President, Health, Safety and Environment
Information concerning the business experience of Mr. Gatti is provided under the section entitled “The Board of Directors and Its Committees.”
Ms. Ball is Executive Vice President and Chief Financial Officer and has served in that position since December 2018. Prior to joining Team, she served more than 12 years at CVR Energy, Inc. in various roles of increasing responsibility. In 2012, she was appointed as Chief Financial Officer and Treasurer at CVR Energy, Inc. and each of the general partners of CVR Refining, LP and CVR Partners, LP until her retirement from CVR Energy in 2018. Prior to CVR, Ms. Ball served as a Tax Managing Director with KPMG LLP. In addition, Ms. Ball has served on the Board of Directors of U.S. Concrete, Inc. (NASDAQ) since August 2018.
Mr. Ott is President, Product and Service Lines and Quest Integrity Group and has served in that position since July 2018 and has served as the President of Quest Integrity since its formation in January 2007. Mr. Ott was President, TeamFurmanite from February 2016 to July 2018. Mr. Ott joined Team at the time of the acquisition of the Quest Integrity Group in 2010. Mr. Ott was elected an executive officer of Team in June 2013. In addition, Mr. Ott has served on the Board of Directors of ClearSign Combustion Corporation (NASDAQ) since February 2015.
Mr. Roscoe is President, Operations and has served in that position since July 2018. Prior to Joining Team, Mr. Roscoe served as Global Vice President of Testing & Subsea for Halliburton. Over his 24-year career in the oil and gas industry, Mr. Roscoe held a number of leadership roles at Halliburton, including Senior Global Integration Manager, Senior Regional Manager Completions - North America, and Global Strategic Business Manager. Before joining Halliburton in 2001, he held various roles at Expro Group and Global Marine.
Mr. Bouchard is Executive Vice President, Chief Legal Officer and Secretary and has served in that position since May 2018. From November 2014 to May 2018, Mr. Bouchard served as Executive Vice President, Administration, Chief Legal Officer and Secretary. From September 2008 through October 2014, Mr. Bouchard served as Senior Vice President, Administration, General Counsel and Secretary. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary.
Mr. McCloskey was appointed Senior Vice President, Commercial in June 2018. Prior to joining Team, Mr. McCloskey served as Vice President Petrochemical & Manufacturing at the American Fuel & Petrochemical Manufacturers Association from 2016 until joining Team. Mr. McCloskey has more than 30 years of sales and marketing experience including as an executive at Blue Ridge Partners and the Carnrite Group, The Brock Group, and S&B Engineers & Constructors from 2008 to 2016.
Ms. Sides was appointed Senior Vice President, Chief Human Resources Officer in May 2018. Prior to joining Team, Ms. Sides served as Vice President - Human Resources for Air Liquide’s U.S. operations from 2014 until joining Team. Ms. Sides has more than 20 years of human resources and talent development experience from leadership roles with Air Liquide, Memorial Hermann Healthcare System, Dell, Inc. and Applied Materials, Inc.
Mr. Wood was appointed Senior Vice President, Health, Safety and Environment in July 2018. Mr. Wood joins Team from Siemens where he most recently served as a Regional Head of Quality Management & Environment, Health & Safety for Power & Gas since 2017. From 2014 to 2017, he serves as Vice President and Chief Safety Officer, Environmental, Health and Safety from Dresser Rand. Mike has more than 30 years of experience serving in leadership roles at companies with a focus on HSE, including Dresser-Rand, Baker Hughes and The Dow Chemical Company.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with our senior management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Emmett J. Lescroart, Chairman
Michael A. Lucas
Craig L. Martin
Gary G. Yesavage

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executive officers, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives, and

•	align executive pay and benefits with the performance of Team.
2018 Business Highlights and Overall Compensation Decisions
The Compensation Committee believes that the total compensation paid to our senior executive officers, including the Named Executive Officers, for 2018 was reasonable and appropriate. During 2018 we undertook major initiatives as part of our OneTEAM program designed to transform and strengthen the Company for long-term success. Notably, we achieved the following in 2018:

•	all business segments delivered higher revenues and improved operating income;

•	generated cash flow from operating activities of $42 million, an improvement of $56 million compared to 2017;

•	realized $10.1 million in savings in 2018 from the execution of OneTEAM program initatives;

•	adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $72 million, a 37% improvement compared to 2017;

•
through focused district safety audits and the deployment of our fleet monitoring systems, we decreased our recordable injuries by 21% and our Total Recordable Incident Rate (“TRIR”) by 18% when compared to the previous year; and

•
executed on the OneTEAM integration and transformation program by restructuring our organization and internal processes; refreshing our executive team with seasoned industry leaders in key positions; and launching a run-rate cost savings initiative—across operations and center-led pillars, which is expected to result in annual cost efficiencies of $35 to 40 million by 2020.

Team’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure that excludes certain items that are not indicative of Team’s core operating activities. Refer to Appendix B of this Proxy Statement for additional information on this non-GAAP financial measure, including a reconciliation to the most comparable GAAP financial measure.
Role of the Compensation Committee
The Compensation Committee, composed entirely of independent directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders and to Team’s operating performance. The Compensation Committee annually reviews and evaluates our executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews the major compensation and benefit practices, policies and programs with respect to our senior executives;

•	reviews appropriate criteria for establishing performance targets for executive compensation;

•	determines appropriate levels of executive compensation;

•
administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to our senior executives (described below under “Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines equity awards to be granted under our stock incentive plan; and

•	reviews and recommends to the Board any changes to director compensation.
The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process
Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. A significant portion of compensation should be performance based. The Compensation Committee endeavors to support our commitment to generating increases in long-term shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (described above under “Corporate Governance—Share Ownership Guidelines; Restrictions on Trading in Company Securities”). Our compensation and related programs are designed to reward and motivate our senior executives for the accomplishment of specific operating, financial and strategic goals established by our Compensation Committee, for demonstrated commitment to our shareholders by increasing financial performance and long-term shareholder value and to recruit and retain key executives. The components of the compensation program for our senior executives consists of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term time-based restricted stock units and performance-based incentives issued as equity awards in accordance with Team’s stock incentive program; and

•	benefits.
We offer limited executive perquisites for our senior executives. Except as described in “Perquisites and Personal Benefits” below, our senior executive officers participate in the same benefit plans as our other employees. We do not provide supplemental executive retirement plans, special allowances, or special medical or insurance plans.
Our overall compensation philosophy is to consider such factors as competitive industry salaries, a subjective assessment of the nature of the positions, and the contribution, experience, level of responsibility and length of service of our senior executive officers in establishing base compensation, and to provide opportunities to exceed the targeted incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below our peer groups to help attract or retain senior executives, as necessary, or to recognize differences in the business units they manage, their qualifications, experience, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company and business unit operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, key decision-making abilities, management of the Company and business unit’s risk profile, achievement of strategic goals of the Company and their business unit, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward and retain our senior executives, each of whom has leadership talents and expertise that make him or her attractive to other companies.
Additionally, we believe our compensation program is designed to encourage executives not to take unreasonable risks that may harm shareholder value. This is achieved by, among other things, striking an appropriate balance between short-term and long-term incentives, by placing caps on our executive incentive award payout opportunities, and by maintaining Company stock ownership requirements.
The Compensation Committee directs the preparation by management of detailed compensation tally sheets for each of our senior executives. The tally sheets serve as an informational tool designed to provide the Compensation Committee with details concerning each of the material elements of compensation awarded to our most senior executive officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Compensation Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the senior executive officers, including the Named Executive Officers.
From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation, compensation program design and compensation trends. In 2017, 2018 and 2019, the Compensation Committee engaged Mercer to provide benchmarking data and recommendations for 2018 and 2019 executive officer compensation.
Advisory Vote on Executive Compensation
In making executive compensation determinations, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation program set forth in our 2018 Proxy Statement. At our 2018 Annual Meeting of

Shareholders, 94% of our shareholders who voted (excluding broker non-votes) approved our executive compensation program by voting for approval of the say-on-pay advisory vote and approximately 80% of the votes cast (including broker non-votes) voted for approval of the say-on-pay advisory vote. Although non-binding, the Compensation Committee will continue to consider the results from this year’s and future advisory shareholder votes regarding our executive compensation program along with the other factors listed in this “Compensation Discussion and Analysis” section.
Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer compensation
At our 2017 Annual Meeting of Shareholders, 89% of our shareholders who voted (excluding broker non-votes) voted “1 Year” on frequency of holding future advisory votes on named executive officer compensation and approximately 80% of the votes cast (including broker non-votes) voted “1 Year” on frequency of holding future advisory votes on named executive officer compensation. Based on these results, the Board determined that Team will hold an advisory vote on executive compensation every year.
Benchmarking Tools
In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers, from time to time, the competitiveness of our compensation program against our peer companies, generally when a compensation consultant is utilized, in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may retain a compensation consultant and consider various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.
Role of the External Compensation Advisor
The Compensation Committee Charter grants to the Compensation Committee the authority to retain, at Company expense, independent compensation consultants, outside legal counsel and other advisors, and to approve their fees. These advisors report directly to the Compensation Committee. The Compensation Committee has engaged Mercer as its independent consultant to advise it on executive compensation matters. Mercer performs services solely on behalf of the Compensation Committee and does not provide any other services to us. Management of the Company had no role in selecting the Compensation Committee’s compensation consultant and had no separate relationship with Mercer. The Compensation Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Compensation Committee. Mercer performed the following services for the Compensation Committee for 2018 and thus far in 2019: reviewed market benchmarking data and prepared market data for the CEO and other senior executive positions; updated tally sheets; assessed incentive risk; reviewed regulatory and governance guidance; advised on executive officer annual bonus program structure, performance goals and targets, and bonus amounts; advised on executive officer equity grant award structure, sizes, performance goals and targets; advised on the amendment of the 2018 Plan and advised on peer group companies. Mercer assisted the Compensation Committee in determining appropriate levels of total compensation packages for each of the CEO and other executive officers. The firm attended key regular Compensation Committee meetings upon invitation and participated in executive sessions without management present.
Compensation studies assist the Compensation Committee in establishing the overall compensation practices that are consistent with our philosophy and guiding principles on executive compensation described above. Although compensation studies provide important data for establishing our competitive compensation practices and compensation design, the Compensation Committee uses such studies only as a point of reference and not as a determinative factor for structuring and determining the amount of our Named Executive Officers’ compensation. The Compensation Committee also exercises discretion in its use of compensation studies and the studies do not supplant the significance of individual and Company performance that the Compensation Committee considers when making compensation decisions.
Peer Analysis
As stated in “Role of the External Compensation Advisor” above, to establish 2018 compensation packages for our senior executive officers, in 2017 and 2018 our management and the Compensation Committee, with the assistance of Mercer, developed a peer group based upon companies that provide services similar to the Company. The peer group is primarily made up of companies that are generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization. The compensation peer group consists of the following companies (“Team Peer Group”):

Actuant Corporation
Aegion Corporation
Barnes Group Inc.
Basic Energy Services
CIRCOR International
Clean Harbors

DXP Enterprises
Emcor Group
EnPro Industries
ESCO Technologies
MasTec, Inc.
Matrix Service Company
Mistras Group
MYR Group
Primoris Services Corporation
Quanta Services
SEACOR Holdings
Tetra Tech, Inc.
TETRA Technologies, Inc.
Annual Base Salaries
The Compensation Committee considers adjustments to base salary for our senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salary of our CEO is decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from our CEO. None of the Named Executive Officers have employment agreements, except for the arrangements under “Special Retention Awards” discussed below.
2018 and 2019 Annual Base Salaries
Each of the current Named Executive Officers, other than Messrs. Ott and Bouchard, were hired in 2018 and their initial annual base salaries were approved by the Compensation Committee prior to extending offers of employment. Mr. Yesavage, who served as our Interim CEO from September 18, 2017 to January 24, 2018, received a base salary of $50,000 per month. In 2018, the Compensation Committee elected to make no adjustments to the annual base salaries of Messrs. Ott and Bouchard. Effective in April 2019, consistent with the Mercer executive compensation analysis, Mr. Roscoe’s annual base salary was increased to $425,000 from $380,000, an increase of 12%; Mr. Ott’s annual base salary was increased to $490,000 from $475,000, an increase of 3% and Mr. Bouchard’s annual base salary was increased to $412,000 from $400,000, an increase of 3%. No adjustments were made to the annual base salaries of Mr. Gatti or Ms. Ball.
Annual Performance Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of our financial performance and our Common Stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Team results and to provide timely recognition of performance and accomplishments. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall strategic, financial and operational performance of Team while considering the cyclical nature of our business. The annual performance-based executive incentive compensation plan for senior executives has been approved by the Board and our shareholders (the “Executive Bonus Plan”).
Our Executive Bonus Plan is an annual performance-based incentive plan for our senior executives based upon our annual operating plan and budget approved by our Board. The performance goals established by the Compensation Committee under the Executive Bonus Plan for 2018 were based upon financial and safety measures which made up 80% and 20% of the goal, respectively. The 2018 performance goals are set forth below under “2018 Performance-Based Incentives Paid in Cash.” For the Executive Bonus Plan performance measures, the Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. For the operational portion of the Executive Bonus Plan, the Compensation Committee established performance metrics based upon the level of achievement of the Company as measured against operational targets established by the Compensation Committee. In establishing operational measures, the Compensation Committee may give consideration to a broad range of operational metrics such as: achievement of defined operational goals; achievement of strategic aims and targets; achievement and contribution to special projects and transactions; management of the Company’s risk profile; and key decision-making. For each performance metric, the Compensation Committee sets target, threshold and maximum performance levels. A participating senior executive is eligible to receive 50%–200% of their target annual cash incentive compensation, respectively, based on overall performance at the corresponding performance levels. Performance between the threshold and maximum performance levels is subject to interpolation.
Our CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentive pool for all of our employees. The Compensation Committee assesses the performance recommendations provided for the senior executives other than the CEO and determines the appropriate performance-based incentive recommendations. The performance-based incentives for our CEO are decided solely by the Compensation Committee in executive session without management present. The Compensation Committee makes its determinations on performance-based incentives in view of Team’s expected overall performance, the individual performance of each senior executive and the resulting size of the overall performance-based incentive pool relative to Team’s earnings.
In addition to the quantitative measures, the Compensation Committee has discretion to approve payouts for performance above or below (as part of, or separately from, the Executive Bonus Plan) any of the performance metrics in order to take into account extraordinary, special or unexpected market, business or individual performance events. In assessing any discretionary amounts to award, the Compensation Committee may give consideration to a broad range of performance and contribution criteria, along with assessments of external benchmarking, overall role and responsibilities and internal equity as more fully described above under “Compensation Philosophy and Process.”
2018 Performance-Based Incentives Paid in Cash
For 2018, our senior executives participated in an annual bonus program based upon the Executive Bonus Plan approved by our shareholders at the 2017 Annual Meeting of Shareholders. For 2018, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial and safety measures accounting for 80% and 20% of the goal, respectively. The financial measure adopted for Messrs. Gatti, Boane, Bouchard, Roscoe and Ott was based 60% on Adjusted EBITDA, 20% on free cash flow and 20% on safety performance. The Compensation Committee believes these metrics are an appropriate measure of the overall performance of the Company that is closely aligned with the interests of our shareholders.
In 2018, the Compensation Committee established the annual target Adjusted EBITDA performance objective for the Executive Bonus Plan at $73 million, cash generation to be positive and safety performance related to TRIR of 0.26. The performance targets are subject to equitable adjustments in the Compensation Committee’s discretion to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established target. The Compensation Committee utilizes the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company, to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, which may be identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report.
In evaluating the achievement of financial performance in 2018, the Compensation Committee determined that adjusted EBITDA and free cash flow metrics were met at target and near maximum levels, respectively. With respect to the safety metric target related to TRIR, at the time the performance objectives were established, no threshold target was established and the safety performance target was not met. The Compensation Committee then exercised its discretion to award 50% of the safety performance target to Messrs. Boane, Bouchard, Ott and Roscoe based upon the significant improvement in TRIR over the prior year. Mr Gatti elected not to receive the discretionary award for the safety performance metric. In determining the amount of the discretionary safety award, the Compensation Committee considered that the Company’s 2018 TRIR performance of 0.32 would have been sufficient to achieve a threshold level of performance eligible for a 50% payout, had a threshold safety target been established by the Company.
The actual amounts earned by each of the Named Executive Officers under the Executive Bonus Plan in fiscal 2016, 2017 and 2018 can be found in the “Summary Compensation Table” below. The Compensation Committee determined that the bonus awards are consistent with our compensation philosophy for the Executive Bonus Plan because they strike an appropriate balance between the incentive for achievement of short-term financial and operational performance with the incentive for the execution of strategic objectives, individual contributions to Company results and to pay annual incentives consistent with the overall performance of Team.
Long-Term Incentive Compensation
Our Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. A meaningful equity stake helps ensure that executive and shareholder interests are aligned. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our shareholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee administers, determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans as described below.
The Compensation Committee believes that restricted stock units with time-based vesting are an important retention tool, because the stock retains some value regardless of our stock price, and creates alignment with shareholder interests because the restricted stock value is linked to changes in our stock price. Additionally, the Compensation Committee believes that long-term performance-based stock units (“LTPSUs”) with a performance-based component and a long-term cliff vesting component should be provided to our Named Executive Officers for the purpose of creating strong incentives for our Named Executive Officers to achieve our long-term financial performance targets and strategic initiatives.

We maintain the 2018 Equity Incentive Plan, approved by our shareholders in May 2018, and adhere to the following processes relating to the granting of equity awards thereunder:

•	all equity grants require the approval of the Compensation Committee, with the exception of the delegation of limited authority to our CEO to make off-cycle equity awards described below; and

•	we do not grant equity awards retroactively or purposefully schedule equity awards prior to disclosure of favorable information or after the announcement of unfavorable information.
The Compensation Committee has delegated limited authority to the CEO to award time-based restricted stock units (“RSUs”) to employees (other than to officers or members of the Board of Directors of the Company or to persons reasonably expected to be hired or promoted into those roles) that may not exceed $500,000 in grant date value per calendar year. This limited delegation of authority is further limited to RSU grants valued at $75,000 or less per individual in any calendar year.
Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed and makes its own determinations for the granting of any equity-based awards. In awarding long term incentives, the Compensation Committee considers the level of responsibility, prior experience and achievement of individual performance criteria, as well as peer company comparisons and other factors which are described more fully in the discussion of our “Compensation Philosophy and Process” presented above. In addition, the Compensation Committee also considers past grants of long-term incentive awards, as well as current equity holdings of our executives.
Long-Term Incentive Awards
During 2018, the Compensation Committee continued the long term equity award program for our Named Executive Officers, consisting of (i) LTPSU awards with a two-year performance period, and (ii) RSU awards with annual vesting over four years. Each of these award types is discussed in more detail below. In March, June and July 2018, our Compensation Committee approved and awarded new LTPSU awards with a two-year performance period, and in November and December 2018, approved and awarded grants of time-based RSUs to all of our Named Executive Officers, with the exception of Ms. Ball. These long-term incentive awards are set forth in the “Grants of Plan-Based Awards” table below. Mr. Yesavage, as Interim CEO, did not participate in these grants, but instead received separate equity awards related to his service as Interim CEO. Mr. Victorson, who retired in July 2018, and Mr. Boane, who stepped down from the CFO role in November 2018, each forfeited his LTPSU awards upon termination of employment. As part of a retention agreement entered into previously with Mr. Victorson, his previously granted time-based awards will be permitted to continue vesting. As part of the separation agreement entered into with Mr. Boane, certain of his previously granted time-based awards will be permitted to continue vesting, as discussed under “Separation Agreement with Mr. Boane.”
Except as noted above, LTPSU awards were made to our Named Executive Officers in 2018 and, in general, the Compensation Committee plans to make both time-based RSU and LTPSU awards to our Named Executive Officers on an annual basis as part of the Company’s long term equity award program for senior executives. These equity grants are determined by taking into consideration each Named Executive Officer’s position, experience, level of responsibility and length of service, and market data, individual and Company performance, internal equity considerations, retention concerns and expenses related to the grants. In the event of a change of control (as such term is defined in the stock unit agreement, the LTPSU and the 2018 Equity Incentive Plan) of the Company or in the event of a participant’s death, the vesting of any outstanding LTPSUs and RSUs will be accelerated and paid out in Common Stock. Additional information regarding the grant date fair value of the equity awards is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.
It is the Compensation Committee’s intention that equity awards be considered annually, although such awards are not guaranteed. The eligible employee population, exact timing of grants and the specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.
Restricted Stock Units
Consistent with the Company’s annual long term incentive program for senior executives, in November 2018 (December 2018 in the case of Ms. Ball), the Compensation Committee awarded RSUs to our Named Executive Officers as set forth in the “Grants of Plan-Based Awards” table under “Executive Compensation and Other Matters” below. Our RSU awards permit each of our Named Executive Officers to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Common Stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the 2018 Equity Incentive Plan. For 2018, RSU grants were made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant, rounded up to the nearest whole share.

2018 Long-Term Performance Stock Unit Awards
In accordance with the Mercer executive compensation analysis, in 2018 our Compensation Committee granted LTPSU awards to our Named Executive Officers, excluding Mr. Yesavage and Ms. Ball. The 2018 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into two independent performance factors based on (i) relative shareholder total return (“RTSR”) as measured against the Team Peer Group, and (ii) performance against an internal adjusted EBIT metric for the year ending December 31, 2019 with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant, rounded up to the nearest whole share. In determining the performance goals for the LTPSU awards, the Compensation Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Compensation Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. The LTPSU peer group consists of the Team Peer Group.
Forfeiture of March 2017 Performance Awards
Under the LTPSU award program adopted by our Compensation Committee in March 2017, the LTPSU awards granted to our Named Executive Officers were subject to a two-year performance period and a concurrent two-year service period. Each LTPSU represented the right to receive, if and to the extent designated performance goals covering the two fiscal-year performance cycle were satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal was based on results of operations over the two-year performance period with possible payouts ranging from 0% to 300% of the “target awards”. The March 2017 LTPSU awards cliff vested upon achievement of the performance goals and completion of the two-year service period.
For the November 2017 LTPSUs, the Compensation Committee established three separate, independent performance factors based on (i) relative shareholder total return (“RTSR”) as measured against a designated peer group; (ii) RTSR as measured against a designated index; and (iii) performance against an internal adjusted EBIT metric for the year ending December 31, 2018, with possible payouts ranging from 0% to 200% of the “target awards” for the first two independent performance factors and ranging from 0% to 300% for the third performance factor. The Company ranked at the bottom of the designated peer group, the Company return was lower by more than 15% compared to the S&P Small Cap 600 Index, and the Company failed to meet the one year adjusted EBIT target of $87.5 million. In 2018, it was determined that none of the performance goals had been achieved at the threshold level. Accordingly, all of the March 2017 LTPSU awards previously granted to the Named Executive Officers were forfeited.
2019 Long-Term Performance Stock Unit Awards
In accordance with the Mercer executive compensation analysis, our Compensation Committee granted LTPSU awards to our Named Executive Officers on March 15, 2019. The 2019 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into two independent performance factors based on (i) RTSR as measured against a designated peer group, and (ii) performance against an internal adjusted EBITDA metric for the two-year period ending December 31, 2020 with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant. In determining the performance goals for the LTPSU awards, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Compensation Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. The LTPSU peer group consists of the Team Peer Group.

CEO Compensation Arrangement
On January 16, 2018, the Company entered into an offer letter with Mr. Gatti to serve as CEO of the Company effective January 24, 2018. The Compensation Committee engaged Mercer to provide market and peer compensation data and recommendations on the structure and amount of all elements of the compensation package for the CEO.
Under the terms of the offer letter, Mr. Gatti’s base salary is $850,000, and he is eligible for an annual incentive bonus of 100% of his annual base salary with a maximum payout of 200% of annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. The offer letter provided that Mr. Gatti be granted a 2018 long-term incentive opportunity valued at $1,050,000, consisting of (i) performance stock units with a grant date fair value of $650,000, with performance metrics measured over a two-year performance period, and (ii) time-based restricted stock units with a grant date fair value of $400,000, which vest ratably over a four-year period.
In addition, Mr. Gatti was awarded a one-time special restricted stock unit award consisting of 350,000 shares of Company common stock (the “Initial Award”). The Initial Award vests upon achievement of the following stock price milestones prior to the fifth anniversary of the date of grant (but in no event will any portion of the award vest prior to the first anniversary of the grant date), subject to Mr. Gatti’s continued employment with the Company through the date on which each applicable milestone is achieved:
    20% upon achievement of a Company stock price of $20
    20% upon achievement of a Company stock price of $25
    20% upon achievement of a Company stock price of $30
    20% upon achievement of a Company stock price of $35
    20% upon achievement of a Company stock price of $40
Any unvested performance stock units expire on the 5-year anniversary of the grant date. The Common Stock price milestone for the vesting of the first twenty percent (20%) installment (the “Initial Installment”) was met on May 31, 2018, however, pursuant to the Performance Unit Award Agreement, the Initial Installment does not vest until the first anniversary of the grant date, subject to Mr. Gatti’s continued employment through such anniversary date. The performance, time and employment criteria for the Initial Installment were met on January 24, 2019, resulting in the vesting of the award as to 70,000 shares of Common Stock. As of the date of this Proxy Statement, no additional stock price milestones have been met.
Mr. Gatti is eligible to receive additional equity grants beginning in 2019, as determined by the Compensation Committee in its sole discretion. Mr. Gatti will be eligible to participate in the Company’s severance policy (which includes customary non-compete and release requirements), as in effect from time to time. Upon a termination of Mr. Gatti’s employment without cause or for good reason, any then unvested service-based equity awards granted in 2018 or 2019 will vest, subject to Mr. Gatti’s execution and non-revocation of a release of claims and agreement of non-competition.
CFO and President–Operations Compensation Arrangements
The Company entered into offer letters with Mr. Roscoe on July 1, 2018 to serve as President–Operations, effective July 13, 2018, and Ms. Ball on November 26, 2018, to serve as Executive Vice President - Chief Financial Officer, effective December 3, 2018. The Compensation Committee engaged Mercer to provide market and peer compensation data and recommendations on the structure and amount of all elements of the compensation package for the Mr. Roscoe and Ms. Ball.
The terms of Mr. Roscoe’s offer letter provided that, Mr. Roscoe receive (i) an annual base salary of $380,000 per year and he is eligible for an annual incentive bonus of 60% of his annual base salary with a maximum payout of 120% of annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. The offer letter provided that Mr. Roscoe be granted a 2019 long-term incentive opportunity valued at $350,000, consisting of (i) performance stock units with a grant date fair value of $210,000, with performance metrics measured over a two-year performance period, and (ii) time-based restricted stock units with a grant date fair value of $140,000, which vests ratably over a four-year period, in each case subject to employment with the Company on the grant date.
The terms of Ms. Ball’s offer letter provide that, Ms. Ball will receive an annual base salary of $475,000 per year and she is eligible for an annual incentive bonus of 74% of her annual base salary with a maximum payout of 148% of annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. The offer letter provided that Ms. Ball be granted a 2019 long-term incentive opportunity valued at $600,000, consisting of (i) performance stock units with a grant date fair value of $360,000, with performance metrics measured over a two-year performance period, and (ii) time-based restricted stock units with a grant date fair value of $240,000, which vests ratably over a four-year period, in each case subject to employment with the

Company on the grant date. In addition, Ms. Ball received a one-time award of restricted stock with an aggregate grant date fair value of $240,000, and a relocation allowance of $50,000.
Mr. Roscoe and Ms. Ball will be eligible to receive additional annual equity grants, as determined by the Compensation Committee in its sole discretion. Mr. Roscoe and Ms. Ball will be eligible to participate in the Company’s severance policy (which includes customary non-compete and release requirements), as in effect from time to time.
Special Retention Awards
On September 18, 2017, the Company entered into retention agreements (the “Retention Agreements”) with Messrs. Ott and Victorson. Each Retention Agreement provides for the grant of an award of 35,186 restricted stock units (“Retention RSUs”) that vest on September 18, 2019 subject to continued employment, or upon an earlier qualifying termination. The retention period of the award is two years from the grant date. The terms of the awards provide for accelerated vesting of the Retention RSUs and other time-based RSUs outstanding upon an involuntary separation from service without cause or separation from service for good reason, provided the executives enter into general release of claims against the Company and its affiliates and two-year post-termination non-compete, customer and employee non-solicitation and mutual non-disparagement covenants (a “Release and Covenant Agreement”). The retention agreements also provide that if Messrs. Ott and Victorson experience a qualifying termination during the retention period, in order to participate in the Company’s severance policy, the executives must enter into a Release and Covenant Agreement. Further, the Retention Agreements provide that any amendment made to the severance policy during the retention period that would adversely affect Messrs. Ott and Victorson would not apply to a qualifying termination during the retention period.
Additional information regarding the grant date fair value of the Retention RSUs is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table. The Compensation Committee determined such retention awards were desirable and in the interests of shareholders to encourage Messrs. Ott and Victorson to continue their employment with the Company and execute its strategy during the period of leadership transition.
Separation Agreement with Mr. Boane
On November 26, 2018, the Company announced that Mr. Boane had ceased to serve in the position of Executive Vice President and CFO. The Company entered into a separation agreement with Mr. Boane that provided for Mr. Boane’s continued employment as a special advisor through February 28, 2019, the payment to Mr. Boane of severance in the amount of $500,000 plus an additional lump-sum amount of $20,500 in accordance with the terms of the Company’s executive severance policy and the continued post-employment vesting of 26,910 time-based restricted stock units held by Mr. Boane, in exchange for Mr. Boane’s release of claims against the Company and agreement to certain restrictive covenants, including non-compete and employee and customer non-solicit covenants that apply for twenty-four months following Mr. Boane’s termination of employment. In addition, the Company entered into a consulting agreement with Mr. Boane that provides for the payment of a monthly consulting fee of $33,500 in exchange for Mr. Boane serving as a consultant to the Company from March 1, 2019 through May 31, 2019. Mr. Boane’s severance compensation is reported in the “Summary Compensation Table” and the incremental fair value of certain of Mr. Boane’s stock awards is reported in both the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.
Separation Agreement with Mr. Victorson
On July 2, 2018, the Company announced that Mr. Victorson had ceased to serve in the position of President of TeamQualspec. The Company entered into a separation agreement with Mr. Victorson that provided for Mr. Victorson’s continued employment as a special advisor through September 30, 2018, the payment to Mr. Victorson of severance in the amount of $593,750 plus an additional lump-sum amount of $15,500 in accordance with the terms of the Company’s executive severance policy in exchange for Mr. Victorson’s release of claims against the Company and agreement to certain restrictive covenants, including non-compete and employee and customer non-solicit covenants that apply for twenty-four months following Mr. Victorson’s termination of employment. As part of his Separation Agreement, Mr. Victorson’s Retention RSUs and other outstanding time-based RSUs (a total of 53,213 units) were vested as provided in the Retention Agreement described in “Special Retention Agreements” above. Mr. Victorson’s severance compensation is reported in the “Summary Compensation Table.” Due to the existence of the previously discussed Retention Agreement with Mr. Victorson that provided for the vesting of his time-based RSUs vesting of Mr. Victorson’s upon a qualifying termination, the Separation Agreement did not result in any incremental equity compensation cost for accounting purposes and therefore no additional amounts are reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table as a result of this accelerated vesting.
Compensation Practices—Tax Considerations
In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a corporate income tax deduction for annual compensation paid to the chief executive officer, the chief financial officer and the three other most highly compensated officers of a public corporation, and any individual classified as a covered employee in a prior year, in excess of $1 million. Prior to the enactment of the 2017 Tax Cut and Jobs Act (the “Tax Act”), Section 162(m) of the Code provided an exception to the income tax deduction limitation of annual compensation in excess of $1 million if that compensation was “performance-based.” One of the requirements of performance-based compensation for purposes of Section 162(m) of the Code was that the compensation be paid in accordance with a plan that has been approved by a company’s shareholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.
Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) of the Code will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1 million paid to our executive officers may not be deductible. The Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, for the 2019 fiscal year, the Compensation Committee intends to structure the Company’s incentive compensation plans and arrangements in a manner similar to the 2018 and 2017 fiscal years, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m) of the Code, in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance.
Employment Agreements
None of the named executive officers have employee agreements, except for the arrangement under “Special Retention Awards” discussed above. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination or Change in Control,” for a discussion of severance and change of control benefits in accordance with our policies.
Retirement Plans
Unlike many other companies our size, we do not provide supplemental executive retirement plans. A defined benefit pension plan is limited to certain employees in the United Kingdom and is not available to our Board members or executives. We offer a defined contribution, or 401(k), plan to all of our employees based in the United States, including the Named Executive Officers, which provides an employer match of 50% of up to 6% of the employee’s contribution.
Perquisites and Personal Benefits
We offer limited executive perquisites and personal benefits to our senior executive officers. We have provided a modest level of perquisites and personal benefits to our CEO in 2018 that consisted of reimbursements of club dues and a one-time payment of personal legal fees associated with legal fees relating to the onboarding of his employment with the Company, including the review of the terms and conditions of his employment with the Company. We offer medical benefits and life and disability insurance to all of our employees based in the United States, including the Named Executive Officers, on the same basis. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for the years ended December 31, 2018, 2017 and 2016. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (9)	Stock Awards ($) (10)		Non-Equity Incentive Plan Compensation ($) (11)	All Other Compensation ($) (12)	Total ($)
Amerino Gatti (1)	2018	$778,077	$—	$5,608,369	(13)	$841,515	$33,185	$7,261,146
Chief Executive Officer

Susan M. Ball (2)	2018	$27,404	$—	$240,013		$—	$50,000	$317,417
Executive Vice President and Chief Financial Officer

Jeffrey L. Ott (3)	2018	$475,200	$35,000	$564,128		$346,506	$20,353	$1,441,187
President, Product and Service Lines and Quest Integrity	2017	$469,949	$—	$1,013,475		$50,313	$38,708	$1,572,445
	2016	$441,667	$—	$312,320		$61,750	$28,179	$843,916

Grant D. Roscoe (4)	2018	$169,539	$22,800	$420,078		$225,724	$9,997	$848,138
President - Operations

André C. Bouchard (5)	2018	$400,050	$22,500	$419,036		$222,754	$19,591	$1,083,931
Executive Vice President, Chief Legal Officer and Secretary	2017	$390,425	$5,000	$453,011		$45,000	$20,582	$914,018

Gary G. Yesavage (6)	2018	$46,154	$—	$—		$—	$—	$46,154
Former Interim Chief Executive Officer	2017	$161,539	$200,000	$398,524		$—	$—	$760,063

Greg L. Boane (7)	2018	$400,050	$22,500	$870,855	(14)	$222,754	$540,553	$2,056,712
Former Executive Vice President, Chief Financial Officer and Treasurer	2017	$390,425	$5,000	$453,011		$45,000	$20,582	$914,018
	2016	$335,577	$10,000	$227,135		$38,000	$11,985	$622,697

Art Victorson (8)	2018	$365,539	$—	$289,115		$—	$614,618	$1,269,272
Former President, Inspection and Heat Treating	2017	$479,008	$25,000	$1,013,475		$—	$14,985	$1,532,468
	2016	$450,000	$—	$312,320		$61,750	$9,211	$833,281

(1)	Effective January 24, 2018, Mr. Gatti was appointed CEO and a member of the Board of Directors.

(2)	Effective December 3, 2018, Ms. Ball was appointed Executive Vice President and CFO.

(3)
Effective July 2018, Mr. Ott was appointed President of Product and Service Lines and continues as President of Quest Integrity. Prior to July 2018, Mr. Ott was President of Mechanical Services (formerly TeamFurmanite) and Quest Integrity.

(4)	Effective July 2018, Mr. Roscoe was appointed as President of Operations.

(5)	Mr. Bouchard was not a Named Executive Officer in fiscal year 2016, therefore his compensation for those periods is not required to be presented.

(6)
Mr. Yesavage served as Interim CEO of the Company from September 18, 2017 until January 24, 2018. Because Mr. Yesavage served as Interim CEO for a portion of 2017 and 2018, only his compensation for service as Interim CEO is provided in the Summary Compensation table. His director compensation is provided in the Director Compensation Table. While serving as Interim CEO, Mr. Yesavage did not receive any compensation for service on the Board.

(7)
On March 24, 2016, Mr. Boane was appointed as Executive Vice President, CFO and Treasurer. He served in this role until November 26, 2018, when he became a Special Advisor to the Company. He served in this role through February 28, 2019.

(8)	Mr. Victorson’s served as President, Inspection and Heat Treating, through July 15, 2018 and continued as a Special Advisor through September 30, 2018.

(9)
In 2018, Messrs. Ott, Roscoe, Bouchard and Boane each were awarded discretionary amounts of $35,000, $22,800, $22,500 and $22,500, respectively, under the Executive Bonus Plan relative to safety performance, as discussed under “2018 Performance-Based Incentives Paid in Cash”. In 2017, Messrs. Boane, Bouchard and Victorson each were awarded discretionary amounts of $5,000, $5,000 and $25,000, respectively, under the Executive Bonus Plan. For Mr. Yesavage, the 2017 amount represents a discretionary one-time bonus in recognition of his contributions in the role of Interim CEO in 2017. For 2016, Mr. Boane was awarded a discretionary amount of $10,000 under the Executive Bonus Plan in recognition of his contributions toward the progress made on the integration of Team, Furmanite and Qualspec businesses, the achievement of strategic operating goals and the initiation of the implementation of the enterprise resource planning (ERP) system. No other Named Executive Officers were awarded a discretionary amount for 2016.

(10)
This column shows the aggregate grant date fair value of LTPSUs for fiscal year 2016, fiscal year 2017 and fiscal year 2018 and RSUs granted in the years shown. Generally, the aggregate grant date fair value is the amount that Team expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value, if any, that the Named Executive Officers will realize from the award. In particular, the actual value of LTPSUs received is different from the amount shown because it depends on actual performance and the actual value of the shares at the time of vesting. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the aggregate grant date fair value of the LTPSUs is calculated based on the probable outcome of the performance conditions as of the grant date. However, for awards with market-based conditions granted in 2018, specifically the RTSR goals described under “2018 Long-Term Performance Stock Unit Awards” in the Compensation Discussion & Analysis, a Monte Carlo simulation is used to forecast possible outcomes and determine the fair value at the grant date. Such simulation assumed a two-year term. The assumptions for 2017 were a risk-free interest rate of 1.88%, Team stock price volatility of 39.3%, index volatility of 16.7% and volatilities for the peer group companies ranging from 23.5% to 45.9%. The assumptions for 2018 were a risk-free interest rate of 2.73%, Team stock price volatility of 53.2% and volatilities for the peer group companies ranging from 22.9% to 65.2%. See footnote 14 below for the assumptions used to value Mr. Gatti’s one-time special performance stock unit award. For a description of other assumptions made in calculating the grant date fair value of the stock awards in accordance with ASC 718, see Note 12 to the Company’s audited financial statements as filed in our 2018 Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for additional information on awards granted in 2018.

(11)
Represents the bonuses earned for fiscal 2018, 2017, and 2016 under our Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year. This column excludes any discretionary portions, which are shown in the Bonus column.

(12)
Represents employer contributions for insurance and the 401(k) plan. For Messrs. Boane and Victorson, the 2018 amount also includes $500,000 and $593,750, respectively, in severance and an additional lump-sum payment amount of $20,500 and $15,500, respectively, as discussed under “Separation Agreement with Mr. Boane,” and “Separation Agreement with Mr. Victorson” in the Compensation Discussion and Analysis. For Mr. Gatti, the 2018 amount also includes $7,000 in club dues and $20,000 for legal fees relating to the onboarding of his employment with the Company, including the review of the terms and conditions of his employment. For Ms. Ball, the 2018 amount also includes a one-time relocation bonus of $50,000 to compensate for temporary housing and other moving expenses, in accordance with her offer of employment. For Mr. Ott, the 2017 amount also includes $18,276 representing a payout of previously accrued and unused vacation time in order to conform with certain Company vacation policies.

(13)
Includes $4,638,900 associated with a one-time special performance stock unit award consisting of 350,000 shares of Common Stock that vest upon the achievement of the following Common Stock price milestones prior to the fifth anniversary of the date of grant (i) 20% upon achievement of a Common Stock price of $20; (ii) 20% upon achievement of a Common Stock price of $25; (iii) 20% upon achievement of a Common Stock price of $30; (iv) 20% upon achievement of a Common Stock price of $35; and (v) 20% upon achievement of a Common Stock price of $40. The fair value of this award was determined based on a Monte Carlo simulation over a five-year term with assumptions of a risk free interest rate of 2.43% and Team stock price volatility of 43.4%. For additional information on this award, see “CEO Compensation Arrangement” in the Compensation Discussion and Analysis.

(14)
Includes $451,819 associated with the separation agreement entered into with Mr. Boane that provided for certain of Mr. Boane’s equity awards to continue vesting after the termination of his employment, valued as a modification of the award in accordance with ASC 718 based on the Company’s November 25, 2018 closing Common Stock price of $16.79 per share. For additional information, see “Separation Agreement with Mr. Boane,” in the Compensation Discussion and Analysis.

Grants of Plan-Based Awards
The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Amerino Gatti	—	$425,000	$850,000	$1,700,000	—	—	—	—	—	—	$—
	1/24/2018	$—	$—	$—	—	—	350,000	—	—	—	$4,638,900	(4)
	3/21/2018	$—	$—	$—	14,036	37,428	74,856	—	—	—	$569,467
	11/15/2018	$—	$—	$—	—	—	—	22,210	—	—	$400,002
Susan M. Ball	—	$—	$—	$—	—	—	—	—	—	—	$—
	12/14/2018	$—	$—	$—	—	—	—	15,832	—	—	$240,013
Jeffrey L. Ott	—	$175,000	$350,000	$700,000	—	—	—	—	—	—	$—
	3/21/2018	$—	$—	$—	7,127	19,002	38,004	—	—	—	$289,115
	11/15/2018	$—	$—	$—	—	—	—	15,270	—	—	$275,013
Grant D. Roscoe		$114,000	$228,000	$456,000	—	—	—	—	—	—	$—
	7/31/2018	$—	$—	$—	3,522	9,389	18,778	—	—	—	$220,077
	11/15/2018	$—	$—	$—	—	—	—	11,105	—	—	$200,001
André C. Bouchard	—	$112,500	$225,000	$450,000	—	—	—	—	—	—	$—
	3/21/2018	$—	$—	$—	5,399	14,396	28,792	—	—	—	$219,035
	11/15/2018	$—	$—	$—	—	—	—	11,105	—	—	$200,001
Gary G. Yesavage		$—	$—	$—	—	—	—	—	—	—
	5/17/2018	$—	$—	$—	—	—	—	3,968	—	—	$82,138
Greg L. Boane	—	$112,500	$225,000	$450,000	—	—	—	—	—	—	$—
	3/21/2018	$—	$—	$—	5,399	14,396	28,792	—	—	—	$219,035
	11/15/2018	$—	$—	$—	—	—	—	11,105	—	—	$200,004
	11/26/2018	$—	$—	$—	—	—	—	26,910	—	—	$451,819
Arthur F. Victorson		$—	$—	$—	—	—	—	—	—	—	$—
	3/21/2018	$—	$—	$—	7,127	19,002	38,004	—	—	—	$289,115

(1)
The Executive Bonus Plan objectives were as follows: for 2018, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial measures accounting for 80% of the goal and operational goals accounting for 20% of the goal. The financial measure adopted for Messrs. Gatti, Boane, Bouchard, Roscoe and Ott was based 20% on safety performance, 20% on free cash flow and 60% on Adjusted EBITDA. For the financial performance, achievement of the Adjusted EBITDA goal in a range of $58 million to $110 million, the threshold and maximum performance targets, respectively, with a target of $73 million, the free cash flow in a range of negative $15 million to positive $15 million, the threshold to maximum performance targets, respectively, with a target of $0. For the operational performance of safety, achievement of the safety goal is in a range of 0.26 to 0.20, the target and maximum targets, respectively, with no threshold. The Compensation Committee reviews financial and individual objectives in determining the actual bonus as reported in the “Summary Compensation Table.” Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our Executive Bonus Plan, although the minimum payout is zero. For Named Executive Officers, the Compensation Committee may use its discretion to award more or less than the threshold or target award regardless of whether the threshold financial or other targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to 2018 performance is reported under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table,” except that any discretionary portion is reported in the Bonus column.

(2)
The Named Executive Officers were granted LTPSUs on March 21, 2018, June 1, 2018, June 30, 2018, or July 31, 2018 that may convert into shares of Common Stock at the end of the two-year performance period based on achievement of specified performance goals. The performance goals is separated into two independent performance factors based on (i) RTSR as measured against the Team Peer Group, and (ii) performance against an internal adjusted EBIT metric for the two-year period ending December 31, 2020, with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. The number of LTPSUs shown in the threshold, target and maximum columns are calculated as follows: (i) threshold assumes that Team achieves the threshold performance level for the RTSR goal and the EBIT performance goal, (ii) target assumes that Team achieves the target performance level for the RTSR goal and the EBIT performance goal, and (iii) maximum assumes that Team achieves at or in excess of the maximum target performance level for the RTSR goal and the EBIT performance goal. See the description under “2018 Long-Term Performance Stock Unit Awards” in the Compensation Discussion and Analysis for additional information.

(3)
These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards. For awards with market-based conditions granted in 2018, specifically the RTSR goal described under “2018 Long-Term Performance Stock Unit Awards” in the Compensation Discussion and Analysis, a Monte Carlo simulation is used to forecast possible outcomes and determine the fair value at the grant date. Such simulation assumed a two-year term, a risk-free interest rate of 2.73%, Team stock price volatility of 53.2% and volatilities for the Team Peer Group ranging from 22.9% to 65.2%. For a description of the other assumptions made in calculating the grant date fair value of the stock awards granted during 2018 in accordance with ASC 718, see Note 12 to the Company’s audited financial statements as filed in our 2018 Annual Report on Form 10-K.

(4)
One-time special performance stock unit award consisting of 350,000 shares of Company common stock that vest upon the achievement of the following stock price milestones prior to the fifth anniversary of the date of grant (i) 20% upon achievement of a Common Stock price of $20; (ii) 20% upon achievement of a Common Stock price of $25; (iii) 20% upon achievement of a Common Stock price of $30; (iv) 20% upon achievement of a Common Stock price of $35; and (v) 20% upon achievement of a Common Stock price of $40. The fair value of this award was determined based on a Monte Carlo simulation over a five-year term with assumptions of a risk free interest rate of 2.43% and Team stock price volatility of 43.4%. For additional information on this award, see “CEO Compensation Arrangement” in the Compensation Discussion and Analysis.

Outstanding Equity Awards at 2018 Year-End
The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2018. None of the Named Executive Officers have options outstanding.

	STOCK AWARDS
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (10)
Name
Amerino Gatti	1/24/2018	—		$—	350,000	(6)	$5,127,500
	3/21/2018	—		$—	37,428	(7)	$548,320
	11/15/2018	22,210	(9)	$325,377	—		$—
Susan M. Ball	12/14/2018	15,832	(10)	$231,939	—		$—
Jeffrey L. Ott	10/15/2015	1,432	(1)	$20,979	—		$—
	11/15/2016	4,204	(2)	$61,589	—		$—
	3/15/2017	—		$—	11,002	(3)	$161,179
	9/18/2017	35,186	(5)	$515,475	—		$—
	11/15/2017	11,854	(4)	$173,661	—		$—
	3/21/2018	—		$—	19,002	(7)	$278,379
	11/15/2018	15,270	(9)	$223,706	—		$—
Grant D. Roscoe	7/31/2018	—		$—	9,389	(8)	$137,549
	11/15/2018	11,105	(9)	$162,688	—		$—
André C. Bouchard	10/15/2015	1,432	(1)	$20,979	—		$—
	11/15/2016	3,057	(2)	$44,785	—		$—
	3/15/2017	—		$—	8,335	(3)	$122,108
	11/15/2017	11,495	(4)	$168,402	—		$—
	3/21/2018	—		$—	14,396	(7)	$210,901
	11/15/2018	11,105	(11)	$162,688	—		$—
Greg L. Boane	10/15/2015	1,253	(1)	$18,356	—		$—
	11/15/2016	3,057	(2)	$44,785	—		$—
	3/15/2017	—		$—	8,335	(3)	$122,108
	11/15/2017	11,495	(4)	168,402	—		$—
	3/21/2018	—		$—	14,396	(7)	$210,901
	11/15/2018	11,105	(9)	$162,688	—		$—
Art Victorson	10/15/2015	1,969	(1)	$28,846	—		$—
	11/15/2016	4,204	(2)	$61,589	—		$—
	9/18/2017	35,186	(5)	$515,475	—		$—
	11/15/2017	11,854	(4)	$173,661	—		$—

(1)	Restricted stock unit award on 10/15/2015 that vests at the rate of 25% per year, beginning 10/15/2016. See “Long-Term Incentive Awards” for a full description of the awards.

(2)	Restricted stock unit award on 11/15/2016 that vests at the rate of 25% per year, beginning 11/15/2017. See “Long-Term Incentive Awards” for a full description of the awards.

(3)	LTPSUs awarded on 3/15/2017 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period.

(4)	Restricted stock unit award on 11/15/2017 that vests at the rate of 25% per year, beginning 11/15/2018. See “Long-Term Incentive Awards” for a full description of the awards.

(5)	Restricted stock unit award on 9/18/17 that cliff vests on 9/18/2019, as described under “Special Retention Awards” in the Compensation Discussion and Analysis

(6)
One-time special performance stock unit award consisting of 350,000 shares of Common Stock that vest upon the achievement of the following stock price milestones prior to the fifth anniversary of the date of grant (i) 20% upon achievement of a Common Stock price of $20; (ii) 20% upon achievement of a Common Stock price of $25; (iii) 20% upon achievement of a Common Stock price of $30; (iv) 20% upon achievement of a Common Stock price of $35; and (v) 20% upon achievement of a Common Stock price of $40. For additional information see “CEO Compensation Arrangement” in the Compensation Discussion and Analysis.

(7)	LTPSUs awarded on 3/21/2018 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period.

(8)	LTPSUs awarded on 7/31/2018 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period.

(9)	Restricted stock unit award on 11/15/2018 that vests at the rate of 25% per year, beginning 11/15/2018. See “Long-Term Incentive Awards” for a full description of the awards.

(10)	Restricted stock unit award on 12/14/2018 that vests at the rate of 25% per year, beginning 11/15/2018. See “Long-Term Incentive Awards” for a full description of the awards.

(11)	Market value of Team Common Stock calculated based on the 12/31/2018 close price of $14.65, the last trading day of 2018.

Option Exercises and Stock Vested in 2018
The following table sets forth information, for the Named Executive Officers, on (1) stock options exercised during 2018, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Amerino Gatti	—	$—	—	$—
Susan M. Ball	—	$—	—	$—
Jeffrey L. Ott	—	$—	8,791	$164,541
Grant D. Roscoe	—	$—	—	$—
André C. Bouchard	—	$—	8,098	$152,060
Gary G. Yesavage	—	$—	—	$—
Greg L. Boane	—	$—	7,756	$145,124
Arthur F. Victorson	—	$—	9,654	$182,043

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2018, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted-average exercise price of outstanding options and vesting of outstanding stock awards(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders	1,875,286	$0.91	(2)	757,960	(3)
Equity compensation plans not approved by shareholders	N/A	N/A		N/A
Total	1,875,286	$0.91		757,960

(1)
For purposes of the table above, includes performance-based stock units outstanding at December 31, 2018 at the maximum performance level of 1.0 million. Assuming the target performance level of 0.6 million for these performance-based stock units, the total number of securities issuable upon exercise or vesting of outstanding stock awards is 1.5 million. The actual number of shares to be issued for performance-based stock units, if any, is dependent upon the level of performance achieved. On March 15, 2019, we granted performance-based stock units to our Named Executive Officers that may result in the issuance of up to 0.5 million shares, depending on the level of performance achieved. Also, on March 15, 2019, 0.2 million performance units outstanding at 12/31/18 were forfeited. This number of units, which was the maximum that could have been earned, became available for future grants of awards under the 2018 Plan.

(2)
The weighted-average exercise price shown above includes RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding stock options had a weighted-average exercise price of $32.56 per share.

(3)
Represents amounts available to grant as of December 31, 2018 under Team’s 2018 Equity Incentive Plan, approved by shareholders in May 2018, which replaced our previous equity compensation plans. On March 15, 2019, we granted performance-based stock units to our Named Executive Officers that may result in the issuance of up to 0.5 million shares, depending on the level of performance achieved. Also, on March 15, 2019, 0.2 million performance units outstanding at 12/31/18 were forfeited. This number of units, which was the maximum that could have been earned, became available for future grants of awards under the 2018 Plan.

Senior Management Compensation and Benefit Continuation Policy
Our Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of certain separations from the Company for reasons other than “for cause.”
The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•
a continued salary for a stated period (18 months for the CEO and 15 months for Presidents and Executive Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy exception requirements of Section 409A of the Code;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.
In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, the Company has the right to suspend all subsequent severance payments and to seek restitution for payments already made.
Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•	a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Presidents and Executive Vice Presidents, payable on the 91st day following termination;

•
a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Presidents and Executive Vice Presidents), payable on the 91st day following termination;

•
a single lump sum payment ($66,000 for the CEO, $55,000 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits payable on the 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.
These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release and six-month non-competition agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:
A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).
A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•
a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company to adequately address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.
The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.
Potential Payments Upon Termination or Change of Control
As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy and the Retention Agreements (as discussed under “Special Retention Awards” in the Compensation Discussion & Analysis), the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control termination of the Named Executive Officer occurred on December 31, 2018. For information regarding the severance arrangements with Mr. Victorson and Mr. Boane in connection with their termination of employment with the Company, refer to “Separation Agreement with Mr. Victorson” and “Separation Agreement with Mr. Boane”.

Amerino Gatti: Benefits Payable Upon Termination as of 12/31/18	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause	$1,200,000	$—	$325,377	$19,000	$1,544,377
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$2,400,000	$2,524,545	$1,899,196	$66,000	$6,889,741

Susan M. Ball: Benefits Payable Upon Termination as of 12/31/18	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$625,000	$—	$—	$15,500	$640,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,250,000	$—	$231,939	$55,000	$1,536,939

Jeffrey L. Ott: Benefits Payable Upon Termination as of 12/31/18	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$593,750	$—	$995,409	$15,500	$1,604,659
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,187,500	$953,765	$1,434,968	$55,000	$3,631,233

Grant D. Roscoe: Benefits Payable Upon Termination as of 12/31/18	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$500,000	$—	$—	$15,500	$515,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,000,000	$621,310	$300,237	$55,000	$1,976,547

André C. Bouchard: Benefits Payable Upon Termination as of 12/31/18	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$500,000	$—	$—	$15,500	$515,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,000,000	$613,135	$729,863	$55,000	$2,397,998

_____________________

(1)
All options and restricted stock units vest upon a change in control. For Mr. Ott, the restricted stock units granted on September 18, 2017 vest upon an involuntary termination by the Company without cause or voluntary termination by employee for good reason. These amounts represent the net realizable value of the unvested restricted stock units at December 31, 2018. These amounts are calculated assuming the restricted stock units vest at the December 31, 2018 close price of $14.65, the last trading day of 2018.

CEO PAY RATIO
2018 CEO Pay Ratio Information
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For our 2018 fiscal year:

•
The median employee’s compensation was $75,772, calculated using the same methodology that we used to determine the annual total compensation of our Named Executive Officers as reported in the Summary Compensation Table;

•
The annual total compensation of our CEO for purposes of the CEO pay ratio calculation was $7,772,409 which, as described below, represents the annualized amount of Mr. Gatti’s total compensation reported in the Summary Compensation Table for 2018; and

•	The ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 103 to 1.
2018 CEO Pay Ratio Adjusted to Exclude One-Time Performance Award
The CEO’s 2018 total compensation included an initial one-time performance stock unit award with a grant date fair value of $4,638,900 that is not reflective of his ongoing annual compensation. This award is discussed further under “CEO Compensation Arrangement” in the Compensation Discussion & Analysis. Excluding this one-time award:

•	The CEO’s total compensation for 2018 reported in the Summary Compensation Table would have been $2,622,446. On an annualized basis, the 2018 CEO compensation would have been $2,807,017.

•	The ratio of the annual total compensation of our CEO on an adjusted basis to the annual total compensation of the median employee would have been 37 to 1.
This alternative measure of the CEO pay ratio is intended to supplement and be considered in conjunction with the CEO pay ratio calculated above in accordance with Item 402(u) of Regulation S-K.
Identification of the Median Employee
Per Item 402(u) of Regulation S-K, a registrant is required to identify its median employee only once every three years provided that there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. As we did not have any significant changes in the employee population or compensation arrangements, the median employee for the 2018 fiscal year CEO Pay Ratio calculation was the same employee identified for the 2017 fiscal year CEO Pay Ratio calculation. We will redetermine the median employee no later than at the time we perform our calculation of the CEO Pay Ratio for the 2020 fiscal year. We identified our median employee for the 2017 fiscal year by using the following methodology, assumptions, adjustments and estimates, as permitted by Item 402(u) of Regulation S-K:

•
We selected December 31, 2017 as the date upon which we would identify our median employee. From our tax and payroll records, we compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States, but excluding the CEO. For purposes of this calculation, as of December 31, 2017 we had approximately 8,300 employees, including approximately 2,100 employees outside the United States. These totals include certain seasonal pay groups that we typically do not include when publicly reporting our total number of employees.

•
Item 402(u) of Regulation S-K permits us to exclude up to 5% of our total employees who are non-United States employees, provided that if any non-United States employees in a particular jurisdiction are excluded, we must exclude all non-United States employees in that jurisdiction. As permitted, we excluded approximately 70 employees in Trinidad, 60 employees in New Zealand, 53 employees in Malaysia, 47 employees in France, 41 employees in Belgium, 31 employees in Norway, 15 employees in Mexico, 13 employees in Brazil, 12 employees in Germany, 7 employees in the United Arab Emirates, 4 employees in Denmark and 1 employee each in Saudi Arabia and Sweden.

•
We used total cash compensation plus share-based compensation during the 2017 fiscal year as reported in our payroll records as a consistently applied compensation measure to identify our median employee from the remaining employees on the list. For this purpose, we define total cash compensation as the sum of base wages plus bonuses paid in cash during the fiscal year. We define share-based compensation as the value realized from the vesting or exercise of share-based awards, calculated using the most recent closing price of our common stock as of the vesting or exercise date. We elected to annualize the total compensation of any permanent employees who were employed for less than the full 2017 fiscal year.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our Named Executive Officers, as reported in the Summary Compensation Table.
Other Computational Notes Regarding 2018 CEO Pay Ratio
As previously disclosed, two individuals served as CEO during 2018: Mr. Yesavage served as CEO in an interim role until Mr. Gatti was appointed to the role of CEO on January 24, 2018. For purposes of this pay ratio disclosure, CEO compensation was determined by annualizing the compensation earned by Mr. Gatti for his service as CEO during 2018, as reported in the Summary Compensation Table.
It should be noted that the pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee, to calculate the median employee’s annual total compensation and to estimate the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS AND DIRECTORS
The following table sets forth certain information regarding the beneficial ownership of our Common Stock (our only class of voting securities) as of April 1, 2019 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable within 60 days of April 1, 2019. Unless otherwise indicated, the address of each person named below is the address of the Company at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Amerino Gatti	52,325	(2)	*
Susan M. Ball	—	(2)	*
Jeffrey L. Ott	314,509	(2),(12)	1.0%
Grant D. Roscoe	—	(2)	*
André C. Bouchard	36,200	(2)	*
Greg L. Boane	17,437	(2),(13)	*
Arthur F. Victorson	20,270	(2),(13)	*
Louis A. Waters	177,048	(2)	*
Jeffery G. Davis	25,366	(2)	*
Brian K. Ferraioli	3,968	(2)	*
Sylvia J. Kerrigan	9,447	(2)	*
Emmett J. Lescroart	57,335	(2)	*
Michael A. Lucas	11,228	(2)	*
Craig L. Martin	3,968	(2)	*
Gary G. Yesavage	28,904	(2)	*
All directors, nominees and executive officers as a group (16 persons)	720,725	(3)	2.5%
Ariel Investments, LLC	1,475,060	(4)	4.9%
BlackRock, Inc.	4,414,364	(5)	14.6%
Dimensional Fund Advisors LP	2,276,001	(6)	7.5%
Invesco Ltd.	1,451,839	(7)	4.8%
Mario J. Gabelli Et Al.	2,479,933	(8)	8.2%
Vanguard Group, Inc.	3,083,499	(9)	10.2%
T. Rowe Price Associates, INC	2,715,149	(10)	9.0%
Franklin Mutual Advisers LLC	1,833,085	(11)	6.1%
______________
 * Less than 1% of outstanding Common Stock.

(1)
The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his, her or its name except as indicated below.

(2)
Includes shares that may be acquired within 60 days of April 1, 2019 through the exercise of options to purchase shares of our Common Stock and shares held in an employee benefit plan as follows, respectively: Mr. Gatti—0 and 0; Ms. Ball—0 and 0; Mr. Boane—0 and 4,767; Mr. Ott—0 and 0; Mr. Bouchard—0 and 2,478; Mr. Roscoe—0 and 0; Mr. Victorson—0 and 4,835; Mr. Waters—0 and 0; Mr. Davis—0 and 0; Mr. Ferraioli—0 and 0; Ms. Kerrigan—0 and 0; Mr. Lescroart—0 and 0; Mr. Lucas—0 and 0; Mr. Martin—0 and 0; and Mr. Yesavage—0 and 0.

(3)	Includes 2,905 shares held in an employee benefit plan.

(4)
As reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 14, 2019 by Ariel Investments, LLC. (“Ariel”), 200 E. Randolph Street, Suite 2900, Chicago IL 60601. According to such Schedule 13G, Ariel has sole voting power with respect to 1,246,819 shares and sole dispositive power with respect to 1,475,060 shares.

(5)
As reported on Amendment No. 10 to Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055. According to such Schedule 13G, BlackRock has sole voting power with respect to 4,339,285 shares and sole dispositive power with respect to 4,414,364 shares.

(6)
As reported on Amendment No.1 to Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”), Building One, 6300 Bee Cave Road, Austin, TX 78746. According to such Schedule 13G, Dimensional has sole voting power with respect to 2,181,423 shares and sole dispositive power with respect to 2,276,001 shares.

(7)
As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 1, 2019 by Invesco Ltd. (“Invesco”), 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309. According such Schedule 13G, Invesco has sole voting power with respect to 1,432,024 shares and sole dispositive power with respect to 1,451,839 shares.

(8)
As reported on Amendment No. 3 to Schedule 13D filed with the SEC on September 14, 2018 by Mario J. Gabelli (“Mario Gabelli”), One Corporate Center, Rye, New York 10580, and certain entities that he directly or indirectly controls or acts as chief investment officer: GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Funds, LLC (“Gabelli Funds”), and Teton Advisers, Inc. (“Teton Advisers”), each having a business address of One Corporate Center, Rye, New York 10580. The total shares owned includes certain shares that could be issuable upon the conversion of convertible senior notes in addition to common stock holdings. Gabelli Funds and Teton Advisers include 81,013 shares and 11,152 shares, respectively, that may be issued upon the conversion of convertible senior notes. According to such Schedule 13D, Gabelli Funds has sole voting power and sole dispositive power with respect to 561,656 shares; GAMCO has sole voting power with respect to 1,503,517 shares and sole dispositive power with respect to 1,595,517 shares; Teton Advisers has sole voting power and sole dispositive power with respect to 304,055 shares; and Mario Gabelli has sole voting power and sole dispositive power with respect to 18,705 shares.

(9)
As reported on Amendment No. 5 to Schedule 13G filed with the SEC on January 10, 2019 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355. According to such Schedule 13G, Vanguard has sole voting power with respect to 31,428 shares, shared voting power with respect to 1,303 shares, sole dispositive power of 3,054,745 shares and shared dispositive power with respect to 28,754 shares.

(10)
As reported on Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, INC (“T. Rowe Price”), 100 E. Pratt Street, Baltimore, MD 21202. According such Schedule 13G, T. Rowe Price has sole voting power with respect to 486,632 shares and sole dispositive power with respect to 2,715,149 shares.

(11)
As reported on Schedule 13G filed with the SEC on January 30, 2019 by Franklin Mutual Advisers, LLC (“Frankin Mutual”), 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789. According such Schedule 13G, Franklin Mutual has sole voting power with respect to 1,693,385 shares and sole dispositive power with respect to 1,833,085 shares.

(12)
Includes approximately 55,897 shares of common stock pledged as collateral for a personal loan. See Share Ownership Guidelines; Restrictions on Trading in Trading in Company Securities for discussion of Company restrictions related to the pledge of Company Common Stock by directors and Named Executive Officers.

(13)
The amounts shown for Greg L. Boane and Arthur F. Victorson are as of November 15, 2018 and November 15, 2017, respectively, the date as of their last Form 4 filings with the SEC. As Messrs. Boane and Victorson are no longer executive officers of the Company, the Company does not have information regarding their share ownership after these dates.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2018, with the exception of one Form 3 filing for an executive officer, we believe that, during 2018, all filings with the SEC by our senior executive officers and directors subject to the reporting requirements and each beneficial owner of more than ten percent (10%) of our Common Stock complied with requirements for reporting ownership and changes in ownership of Team’s Common Stock in accordance with Section 16(a) of the Exchange Act. One Form 3 filing for Mr. James P. McCloskey was filed two days after the required filing deadline as a result of a delay in receipt of the SEC filing access codes required to submit the Form 3.
TRANSACTIONS WITH RELATED PERSONS
The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, we rely on our corporate legal counsel to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our Proxy Statement.
The Company maintains policies and procedures for the review, approval or ratification of certain transactions between directors or members of their immediate families and the Company. Our policy, contained in our Code of Ethical Conduct, our Governance Principles and the Charter of the Corporate Governance and Nominating Committee, requires that any transaction in which a director or executive officer (or an immediate family member) has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless unanimously approved by the Corporate Governance and Nominating Committee and the full Board.

AUDIT COMMITTEE REPORT
The Audit Committee consists of the four members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of the NYSE. In addition, our Board of directors has determined that Messrs. Ferraioli and Lucas, as defined by SEC rules, are both independent and audit committee financial experts. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee is solely responsible for the appointment and compensation of Team’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed with the committee under standards of the Public Company Accounting Oversight Board (United States), including Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed KPMG’s independence from Team and its management with KPMG.
The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teaminc.com on the “Investors” page under “Governance.”
The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of Team’s internal controls and the overall quality of Team’s accounting principles.
In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Team’s management and KPMG which, in its report, expresses an opinion on whether or not Team’s annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on the effectiveness of Team’s internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
Audit Committee
Brian K. Ferraioli, Chairman
Jeffery G. Davis
Michael A. Lucas
Sylvia J. Kerrigan

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS
A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.
Principal Accountant Fees and Services
The following table sets forth the fees billed by KPMG for the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees	$2,735,378	$2,585,000
Audit-Related Fees	—	—
Tax Fees	52,032	43,000
All Other Fees	—	—
Total	$2,787,410	$2,628,000
The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. The Audit Committee has authorized the Chairman of the Audit Committee to engage KPMG on non-audit matters not exceeding $100,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.
Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.
ANNUAL REPORT ON FORM 10-K
The Company will send, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2018, including the consolidated financial statements, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 or (281) 331-6154. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Bylaw Provisions—Our Bylaws require that a shareholder’s proposal, to be considered timely noticed, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days before the one-year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. As a result, proposals submitted for our 2020 Annual Meeting in accordance with the provisions of our Bylaws must be received no earlier than December 13, 2019, and no later than the close of business on January 12, 2020, and must otherwise comply with the requirements of our Bylaws.
As set forth in our Bylaws, such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election as a Director, (1) all information as may be required by the Company pursuant to any policy of the Company governing the selection of Directors; and (2) such person’s written consent to being named as a nominee and to serving as a Director if elected; and (3) information as to any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s); and (B) as to any business the shareholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination; and (5) a disclosure of all ownership interests, including derivatives, hedged positions and other economic and voting interests.
Inclusion in Next Year’s Proxy Statement—A shareholder who wishes to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices no later than the close of business on December 13, 2019. Submissions should comply with the requirements of Rule 14a-8. Submissions of shareholder proposals received after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2019 Annual Meeting. Shareholder proposals submitted other than in accordance with Rule 14a-8 are considered untimely, and management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the 2020 Annual Meeting, without any discussion in the Proxy Statement.
All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 11, 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).
Our Annual Report to shareholders is being mailed together with this Proxy Statement and is available on our website at www.teaminc.com/proxy2019, under the “Investors” page in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

OTHER BUSINESS
Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.
André C. Bouchard
Executive Vice President, Chief Legal Officer & Secretary
April 11, 2019

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Annual Meeting Proxy Card

A		Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4 (including each subpart thereof):

1. to elect three Class III Directors to hold office until the 2022 annual meeting of shareholders or until their successors are duly elected and qualified.
	For	Withhold				For	Withhold		For	Withhold
01 - Sylvia J. Kerrigan	☐	☐	02 - Emmett J. Lescroart			☐	☐	03 - Craig L. Martin	☐	☐

			For	Against	Abstain					For	Against	Abstain
2. to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019.			☐	☐	☐	3. to approve, by non-binding vote, the compensation of the Company’s named executive officers.				☐	☐	☐

			For	Against	Abstain
4. to approve an amendment to the Team, Inc. 2018 Equity Incentive Plan to increase the number of shares available for issuance.			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign your name exactly as it appears on this proxy. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MAY 16, 2019 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT AND FORM 10-K ARE AVAILABLE AT:
www.teaminc.com/proxy2019, under the “Investors” page

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REVOCABLE PROXY — TEAM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS -
MAY 16, 2019
The undersigned hereby appoints ANDRÉ C. BOUCHARD and JAY E. KILBORN and each of them, with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 13131 Dairy Ashford, Sugar Land, Texas 77478, at 3:00 p.m. (local time) on Thursday, May 16, 2019, and at any adjournment(s) or postponement(s) thereof.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

APPENDIX A
AMENDMENT TO TEAM, INC. 2018 EQUITY INCENTIVE PLAN

WHEREAS, Team, Inc. (the “Company”) previously adopted the Team, Inc. 2018 Equity Incentive Plan (the “Plan”), to provide equity compensation awards to its key employees; and

WHEREAS, the Company desires to increase the total number of authorized shares by 750,000 shares of the Company’s common stock;

NOW THEREFORE, the Company hereby amends Section 5.1(a) of the Plan as follows:

1.    Amendment to Section 5.1(a):

“(a) General Limitations. Subject to adjustment as provided in Section 20 hereof, the maximum number of Shares reserved for issuance in connection with Awards under the Plan is the sum of (i) 1,200,000 Shares; (ii) the number of Shares remaining for issuance under the Team Inc. 2016 Equity Incentive Plan; and (iii) the number of Shares subject to outstanding awards as of the Effective Date under the Prior Plans that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares), all of which may be issued as Incentive Stock Options. If all or any portion of any Award shall terminate, expire, be cancelled or forfeited, or be exchanged with the Committee’s approval, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, new Awards may thereafter be awarded with respect to such shares. Any shares of Common Stock tendered (by either actual delivery or attestation) to (i) pay the exercise price of an Option granted under the Plan, (ii) settled in cash in lieu of shares of Common Stock, or (iii) satisfy tax withholding obligations associated with an Award granted under the Plan, shall not become available again for grant under the Plan. Any shares of Common Stock that (i) were subject to an Stock Appreciation Right granted under the Plan that were not issued upon the exercise of such Stock Appreciation Right, or (ii) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option shall not become available for grant under the Plan. Any dividend equivalents settled in shares of Common Stock under the Plan shall be applied against the number of shares of Common Stock available for Awards.”

2.    The remainder of Section 5.1 and all other sections of the Plan shall remain unchanged.

A-1

Appendix B
Reconciliation of Non-GAAP Financial Measures (Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

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TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)

	Twelve Months Ended December 31,
	2018	2017
	(unaudited)	(unaudited)

Adjusted EBITDA (Non-GAAP)	$72,018	$52,571
Less: Depreciation and amortization	64,862	52,143
Less: Non-cash share-based compensation costs	12,256	7,876
Adjusted EBIT (Non-GAAP)	(5,100)	(7,448)
Less: Professional fees, legal and other[1]	24,965	12,715
Less: ERP costs	87	13,776
Less: Restructuring and other related charges, net[2]	6,727	2,651
Less: Executive severance/transition cost[3]	855	1,190
Less: Natural disaster costs	—	2,053
Less: Asset write-offs/disposals	1,429	1,210
Less: Goodwill impairment loss	—	75,241
Less: Gain on revaluation of contingent consideration	(202)	(1,174)
Operating loss (GAAP)	(38,961)	(115,110)
Less: Interest expense, net	30,875	21,487
Less: Write off of deferred loan costs	—	1,244
Less: Loss (gain) on convertible debt embedded derivative	24,783	(818)
Less: Other (income) expense, net	(410)	510
Less: Income tax benefit	(31,063)	(53,078)
Net loss (GAAP)	$(63,146)	$(84,455)
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1	For the twelve months ended December 31, 2018, includes $15.5 million associated with the OneTEAM program (exclusive of restructuring costs).

2
For 2018, relates to restructuring costs incurred associated with the OneTEAM program. For 2017, primarily associated with the 2017 Cost Savings Initiative, net of a $1.1 million gain associated with disposal of Furmanite operations in Belgium.

3	Transition/severance costs associated with certain executive leadership changes.

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